AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996


                                                 REGISTRATION NO. 333-07023
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                              -------------------


                                AMENDMENT NO. 3
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                          HIBBETT SPORTING GOODS, INC.
             (Exact name of registrant as specified in its charter)

                              -------------------

            ALABAMA                             5941                           63-1074067
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)             Code Number)                  Identification No.)

                              451 INDUSTRIAL LANE
                           BIRMINGHAM, ALABAMA 35211
                                 (205) 942-4292
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              -------------------

                              SUSAN H. FITZGIBBON
                            CHIEF FINANCIAL OFFICER
                          HIBBETT SPORTING GOODS, INC.
                              451 INDUSTRIAL LANE
                           BIRMINGHAM, ALABAMA 35211
                                 (205) 942-4292
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   COPIES TO:

           ALAN DEAN                     GREGORY S. CURRAN                 STEVEN DELLA ROCCA
     DAVIS POLK & WARDWELL                BALCH & BINGHAM                   LATHAM & WATKINS
      450 LEXINGTON AVENUE            1901 SIXTH AVENUE NORTH         885 THIRD AVENUE, SUITE 1000
    NEW YORK, NEW YORK 10017                 SUITE 2600                 NEW YORK, NEW YORK 10022
         (212) 450-4000              BIRMINGHAM, ALABAMA 35203               (212) 906-1200
                                           (205) 251-8100

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                              -------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1996


PROSPECTUS

                                2,000,000 SHARES


                    [HIBBETT SPORTS "FOR THE REAL SPORT" LOGO]

                          HIBBETT SPORTING GOODS, INC.
                                  COMMON STOCK
                                 --------------

    All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), being offered hereby (the "Offering") are being sold by Hibbett Sporting Goods, Inc. ("Hibbett" or the "Company"). Prior to this Offering, there has not been a public market for the Common Stock. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The shares of Common Stock have been approved for trading on the Nasdaq National Market under the symbol "HIBB", subject to official notice of issuance.

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]

                                                        UNDERWRITING
                                                         DISCOUNTS           PROCEEDS TO
                                  PRICE TO PUBLIC   AND COMMISSIONS (1)       COMPANY(2)
Per Share.......................          $                  $                    $
Total(3)........................          $                  $                    $

(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Before deducting expenses of the Offering estimated at $1,000,000 payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $       , $       and $       , respectively.

                                 --------------

    The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
       , 1996 at the offices of Smith Barney Inc., 333 West 34th Street, New York, NY 10001.

                                 --------------

SMITH BARNEY INC.
              MONTGOMERY SECURITIES
                                             THE ROBINSON-HUMPHREY COMPANY, INC.

            , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                ---------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All references to fiscal years of the Company in this Prospectus refer to the fiscal years ended on the Saturday nearest to January 31 of such year, except that references to the Company's fiscal years 1992 and 1993 refer to the fiscal years ended on January 31 of such year. All references in this Prospectus to the number of stores currently operated by the Company are made as of September 30, 1996, except that the number of stores on the inside back cover page of the Prospectus does not reflect the three additional stores opened since September 10, 1996. Unless otherwise indicated, the information in this Prospectus (i) assumes that the Underwriters' overallotment option is not exercised, (ii) assumes the Company's reincorporation in the state of Delaware, which will be completed prior to the closing of the Offering and (iii) gives effect to a 1 for 6.1 reverse stock split effected on September 13, 1996.


                                  THE COMPANY


    Hibbett Sporting Goods, Inc. ("Hibbett" or the "Company") is a rapidly-growing operator of full-line sporting goods stores in small to mid-sized markets in the southeastern United States. Hibbett's stores offer a broad assortment of quality athletic footwear, apparel and equipment at competitive prices with superior customer service. The Company's merchandise assortment features a core selection of brand name merchandise emphasizing team and individual sports complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. The Company believes that its stores are among the primary retail distribution alternatives for brand name vendors that seek to reach Hibbett's target markets. Hibbett has received the Nike Retailer Excellence Award for the Southeast region for eight consecutive years based on its performance in the full-line sporting goods category.



    The Company operates 70 Hibbett Sports stores as well as eight smaller-format Sports Additions athletic shoe stores and four larger-format Sports & Co. superstores. Hibbett's primary retail format and growth vehicle is Hibbett Sports, a 5,000 square foot store located predominantly in enclosed malls. Although, competitors in some markets may carry product lines and national brands similar to Hibbett, the Company believes that Hibbett Sports stores are typically the primary, full-line sporting goods retailers in their markets because of, among other factors, their extensive selection of traditional team and individual sports merchandise and their superior customer service.


KEY BUSINESS STRATEGIES


    Unique Emphasis on Small Markets. The Company targets markets ranging in population from 30,000 to 250,000. Hibbett will continue to aggressively target markets of this size. By targeting smaller markets, the Company believes that it is able to achieve significant strategic advantages, including numerous expansion opportunities, comparatively low operating costs and a more limited competitive environment than generally faced in larger markets. In addition, the Company establishes greater customer and vendor recognition as the leading full-line sporting goods retailer in the local community.


    Strong Regional Focus. With over 30 years of experience as a full-line sporting goods retailer in the Southeast, the Company believes that Hibbett benefits from strong name recognition, a loyal customer base and operating and cost efficiencies. Although the core merchandise assortment tends to be similar for each Hibbett Sports store, important local and regional differences frequently exist. Management believes that its ability to merchandise to local sporting or community interests differentiates Hibbett from its national competitors. The Company's regional focus also enables it to achieve significant cost benefits including lower corporate expenses, reduced distribution costs and increased economies of scale from its marketing activities.

    Low Cost Operating Strategy. In addition to the cost benefits of the Company's small market emphasis and regional focus, Hibbett maintains tight control over its operating costs through the use of its management information systems. The Company's systems assist management in making timely and informed merchandise decisions, maintaining tight inventory control and monitoring store-level and corporate expenses.

    Emphasis on Training and Customer Satisfaction. Management seeks to exceed customer expectations in order to build loyalty and generate repeat business. The Company strives to hire enthusiastic sales personnel with an interest in sports and provides them with extensive training to create a sales staff with strong product knowledge dedicated to outstanding customer service. Hibbett's training programs focus on both selling skills and continuing product/technical training and are conducted through in-store clinics, video presentations and interactive group discussions.

    Investment in Management and Infrastructure. The Company's experienced management team and its recently upgraded information and distribution systems are expected to facilitate the Company's future growth. The Company's new headquarters and distribution center is currently capable of servicing in excess of 150 Hibbett Sports stores and has significant expansion potential to support the Company's growth for the foreseeable future. Through its comprehensive information systems, the Company monitors all aspects of store operations on a daily basis and is able to control inventory levels and operating costs.

EXPANSION STRATEGY


    The Company is accelerating its rate of new store openings to take advantage of the growth opportunities in its target markets. As the Company continues to expand, it is anticipated that Hibbett Sports will remain its primary growth vehicle. The Company plans to open approximately 18 Hibbett Sports stores in fiscal 1997 (14 have been opened to date) and approximately 27 Hibbett Sports stores in fiscal 1998. The Company has also opened an additional Sports & Co. superstore in September 1996. The Company anticipates that it will selectively open additional Sports Additions stores and Sports & Co. superstores as opportunities arise in the future. The Company has identified over 500 potential markets for future Hibbett Sports stores within the states in which it operates and in contiguous states. Hibbett's clustered expansion program, which calls for opening new stores within a two-hour driving radius of another Company location, allows it to take advantage of efficiencies in distribution, marketing and regional management.


    The Company believes its business and expansion strategies have contributed to its increasing net sales and operating profits. Over the past five fiscal years, net sales have increased at a 20.3% compound annual growth rate to $67.1 million in fiscal 1996, and operating income has increased at a 29.3% compound annual growth rate to $5.6 million in fiscal 1996.

    The Company's principal executive offices are located at 451 Industrial Lane, Birmingham, Alabama 35211, and its telephone number is 205-942-4292.

                                  THE OFFERING

Common Stock offered..................  2,000,000 shares of Common Stock

Common Stock to be outstanding after
the Offering..........................  5,834,262 shares of Common Stock(1)

Use of Proceeds.......................  To redeem $16.0 million in aggregate principal amount of Subordinated Notes and accrued interest
                                        of approximately $1.5 million and to repay a $1.0
                                        million Term Loan and accrued interest thereon,
                                        with the balance to be used to reduce outstanding
                                        balances under its Revolving Loan Agreement. See
                                        "Use of Proceeds."

Nasdaq National Market symbol.........  "HIBB"

------------

(1) Excludes 96,555 shares of Common Stock that are issuable under outstanding options that are currently exercisable or will become exercisable within 180 days after the closing of the Offering.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)

                                                                                                      TWENTY-SIX WEEK
                                                       FISCAL YEAR ENDED                                PERIOD ENDED
                              -------------------------------------------------------------------   --------------------
                              JANUARY 31,   JANUARY 31,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,   JULY 29,   AUGUST 3,
                                 1992          1993         1994(1)        1995          1996         1995       1996
                              -----------   -----------   -----------   -----------   -----------   --------   ---------
                                                          (52 WEEKS)    (52 WEEKS)    (53 WEEKS)        (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Net sales...................    $32,033       $36,366       $40,119       $52,266       $67,077     $ 29,355   $  39,019
Gross profit................      9,901        11,368        12,388        16,041        20,435        8,817      11,747
Operating income............      2,020         2,693         2,877         4,522         5,642        2,531       3,154(2)
Interest expense............        453           325           488           654         1,685(3)       410       1,814(3)
Income before provision for
 income taxes...............      1,567         2,368         2,389         3,868         3,957        2,121       1,340
Net income..................        979(4)      1,462(4)      1,469         2,389         2,443        1,310         826
Net income per share........        .15(4)        .22(4)        .23           .37           .42(5)       .20         .21(5)
Weighted average shares
 outstanding................      6,342         6,505         6,505         6,505         5,838(3)     6,505       3,938(3)

SELECTED OPERATING DATA:
Number of stores open at end
 of period:
 Hibbett Sports.............         34            33            41            52            56           54          62
 Sports & Co................          0             0             0             0             3            1           3
 Sports Additions...........          4             6             8             8             8            7           8
                              -----------   -----------   -----------   -----------   -----------   --------   ---------
   Total....................         38            39            49            60            67           62          73
                              -----------   -----------   -----------   -----------   -----------   --------   ---------
                              -----------   -----------   -----------   -----------   -----------   --------   ---------
Net sales growth............       13.7%         13.5%         10.3%         30.3%         28.3%        28.0%       32.9%
Comparable store net sales
 increase (decrease)(6).....        2.4%         10.6%         (0.3%)        15.6%          6.2%         6.3%       13.9%

                                                                               AT AUGUST 3, 1996
                                                                           -------------------------
                                                                           ACTUAL     AS ADJUSTED(7)
                                                                           -------    --------------
                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Working capital.........................................................   $16,478       $ 18,650
Total assets............................................................    40,408         40,707
Total debt..............................................................    33,148(3)       9,135
Stockholders' investment (deficit)......................................    (7,267)(3)      18,519

------------

(1) During fiscal year 1994, the Company changed its fiscal year from a twelve-month period ending January 31 to a 52-53 week period ending on the Saturday nearest to January 31.

(2) Includes a $513,000 pre-tax gain on the sale of the Company's former headquarters and distribution facility and a one-time pre-tax compensation expense of $462,000 related to stock options issued on August 1, 1996. See "Certain Transactions--Advisory Agreements."


(3) In November 1995, the Company completed a series of equity and debt transactions which resulted in a recapitalization of the Company and a change in controlling ownership of the common stock outstanding (the "Recapitalization"). The Recapitalization included the repurchase and retirement of 5,609,836 shares of common stock for cash and debt and the issuance of 2,886,721 new shares of common stock and debt in exchange for cash. The Recapitalization resulted in a substantial increase in total debt outstanding and a deficit in stockholders' investment. See "Certain Transactions--Transactions Related to the Recapitalization."


(4) Prior to July 1, 1992, the Company was a Subchapter S corporation. Under these provisions the taxable income of the Company was included in the individual income tax returns of the stockholders. Effective July 1, 1992, the Company and its stockholders terminated the S corporation election and the Company became a taxable corporation. Thus, the provisions for income taxes for the fiscal years ended January 31, 1992 and 1993 give effect to the application of pro forma income taxes that would have been reported had the Company been a taxable corporation for federal and state income tax purposes for such fiscal years.


(5) The net proceeds from the Offering will be used to retire a substantial portion of the Company's debt. Accordingly, a presentation of supplemental net income per share before extraordinary item is calculated by dividing net income after adjustment for applicable interest expense ($741,000 and $1,457,000 for the fiscal year ended February 3, 1996 and the twenty-six week period ended August 3, 1996, respectively) by the adjusted number of weighted average shares outstanding (7,838,267 shares and 5,938,224 shares at February 3, 1996 and August 3, 1996, respectively) after giving effect to the estimated number of shares that would be required to be sold at an assumed initial public offering price of $15 per share to repay $26,900,000 of debt. Supplemental net income per share before an extraordinary item of approximately $1.1 million (to reflect the expense related to the write-off of unamortized debt discount and debt issuance costs, net of taxes) for the fiscal year ended February 3, 1996 and the twenty-six week period ended August 3, 1996 was $.41 and $.38, respectively. Supplemental net income per share after an extraordinary item of approximately $1.1 million (to reflect the expense related to the write-off of unamortized debt discount and debt issuance costs, net of taxes) for the fiscal year ended February 3, 1996 and the twenty-six week period ended August 3, 1996 was $.26 and $.20, respectively.


(6) Comparable store net sales data for a period reflect stores open throughout that period and the corresponding period of the prior fiscal year. For the periods indicated, comparable store net sales do not include sales by Sports & Co. superstores or Team Sales (as defined herein).

(7) Adjusted to give effect to the Offering and the application of the estimated net proceeds thereof as described in "Use of Proceeds," and the effect on retained earnings (deficit) of an extraordinary item representing the write-off of unamortized debt discount and debt issuance costs, net of taxes.

                                  RISK FACTORS

    Before purchasing the shares of Common Stock offered hereby, a prospective investor should consider the specific factors set forth below as well as the other information set forth elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" for a description of other factors affecting the business of the Company generally.

EXPANSION PLANS


    During the last three fiscal years, Hibbett opened approximately 10 new stores a year, growing from 39 stores at the beginning of fiscal 1994 to 67 stores at the end of fiscal 1996. The Company plans to open approximately 18 Hibbett Sports stores in fiscal 1997 (14 have been opened to date) and approximately 27 Hibbett Sports stores in fiscal 1998. The Company has also opened an additional Sports & Co. superstore in September 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The proposed expansion is substantially more rapid than the Company's historical growth, and the continued growth of the Company will depend, in large part, upon the Company's ability to open new stores in a timely manner and to operate them profitably. However, successful expansion is subject to various contingencies, many of which are beyond the Company's control. These contingencies include, among others, (i) the Company's ability to identify and secure suitable store sites on a timely basis and on satisfactory terms and to complete any necessary construction or refurbishment of these sites, (ii) the Company's ability to hire, train and retain qualified managers and other personnel and (iii) the successful integration of new stores into existing operations. In addition, the Company's relatively short experience with opening and operating superstores and the increased competition typically faced by superstores may result in the Company's obtaining a lower rate of return on its Sports & Co. superstores as compared to Hibbett Sports stores. In addition, new Sports & Co. superstores may take a longer time to achieve profitability than Hibbett Sports stores. No assurance can be given that the Company will be able to complete its expansion plans successfully; that the Company will be able to achieve results similar to those achieved with prior locations; or that the Company will be able to continue to manage its growth effectively. The Company's failure to achieve its expansion plans could materially adversely affect its business, financial condition and results of operations. In addition, operating margins may be impacted in periods in which incremental expenses have been incurred in advance of new store openings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview; --Quarterly Fluctuations."


MERCHANDISE TRENDS

    The Company's success depends in part on its ability to anticipate and respond to changing merchandise trends and consumer demand in a timely manner. Accordingly, any failure by the Company to identify and respond to emerging trends could adversely affect consumer acceptance of the merchandise in the Company's stores, which in turn could materially adversely affect the Company's business, financial condition and results of operations. In addition, if the Company miscalculates either the market for the merchandise in its stores or its customers' purchasing habits, it may be faced with a significant amount of unsold inventory, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a major shift in consumer demand away from athletic footwear and apparel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Merchandising."

VENDOR RELATIONSHIPS

    The Company's business is dependent to a significant degree upon close relationships with vendors and the Company's ability to purchase brand name merchandise at competitive prices. During fiscal

1996, the Company's largest vendor, Nike, represented approximately 35% of its purchases. The loss of key vendor support could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that it has long-standing and strong relationships with its vendors and that it has adequate sources of brand name merchandise on competitive terms; however, there can be no assurance that the Company will be able to acquire such merchandise at competitive prices or on competitive terms in the future. In this regard, certain merchandise that is high profile and in high demand may be allocated by vendors based upon the vendors' internal criteria which are beyond the Company's control. See "Business--Vendor Relationships."

COMPETITION


    The business in which the Company is engaged is highly competitive and many of the items sold by the Company are sold by local sporting goods stores, department and discount stores, national and regional full-line sporting goods stores, footwear and other specialty sports supply stores and traditional shoe stores. The marketplace for sporting goods remains highly fragmented as many different retailers compete for market share by utilizing a variety of store formats and merchandising strategies. In recent years, the growth of large format retailers has resulted in significant consolidation in large metropolitan cities. However, the Company believes that the competitive environment for sporting goods remains different in small to mid-sized markets where retail demand may not support larger format stores. In smaller markets such as those targeted by the Company's Hibbett Sports format, national chains compete by focusing on a speciality category like athletic footwear in the case of Foot Locker and Foot Action. Accordingly, many of the stores with which the Company competes are units of national chains that have substantially greater financial and other resources than the Company. Hibbett Sports format stores compete with national chains that focus on athletic footwear, local sporting goods stores, department and discount stores and traditional shoe stores. Although its Hibbett Sports format may face competition from a variety of competitors, the Company believes that its Hibbett Sports format is able to compete effectively by distinguishing itself as a full-line sporting goods store emphasizing a selection of individual and team sports merchandise complemented by a localized mix of apparel and accessories. The larger markets targeted by Sports & Co. superstores are also highly competitive. The Company's Sports & Co. superstores compete with sporting goods superstores, athletic footwear superstores, small-format sporting goods stores and mass merchandisers. Competitors of Sports & Co.'s superstores may carry similar product lines and national brands and a broader assortment. The Company believes the principal competitive factors in its markets are service, breadth of merchandise offered, availability of local merchandise and price. The Company believes it competes favorably with respect to these factors in small to mid-sized markets in the Southeast. However, there can be no assurance that the Company will continue to be able to compete successfully against existing or future competition. Expansion by the Company into the markets served by its competitors, entry of new competitors or expansion of existing competitors into the Company's markets, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Competition."


RETAIL INDUSTRY; SEASONALITY AND QUARTERLY FLUCTUATIONS

    The Company's sales are subject to general economic conditions and could be adversely affected by a weak retail environment. No assurances can be given that purchases of sporting goods will not decline during recessionary periods or that a prolonged recession will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has historically experienced and expects to continue to experience seasonal fluctuations in its net sales, operating income and net income. The Company's net sales, operating income and net income are typically higher in the fourth quarter due to sales increases during the Christmas season. An economic downturn during this period could adversely affect the Company to a greater extent than if such downturn occurred at other times of the year.

    The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including, among other factors, the timing of new store openings, the amount and timing of net sales contributed by new stores, the level of pre-opening expenses associated with new stores, the relative proportion of new stores to mature stores, merchandise mix, the relative proportion of stores represented by each of the Company's three store concepts and demand for apparel and accessories driven by local interest in sporting events such as the NCAA basketball championship. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Fluctuations." Upon the repayment of the Subordinated Notes (as defined herein) and the Term Loan (as defined herein) and the reduction of the outstanding level of its borrowings under the Revolving Loan Agreement, concurrent with the Offering, the Company will record an extraordinary item of approximately $1.1 million, net of taxes. This expense reflects a write-off of unamortized debt issuance costs and debt discount. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


REGIONAL MARKET CONCENTRATION

    Most of the Company's stores are located in the southeastern United States. In addition, the Company's current expansion plans anticipate that all new stores will be located in the states where the Company currently has operations or in contiguous new states. Consequently, the Company's results of operations are more subject to regional economic conditions, regional weather conditions, regional demographic and population changes and other regional factors than the operations of more geographically diversified competitors. See "Business--Store Locations."

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent upon the leadership and performance of Michael J. Newsome, President, Susan H. Fitzgibbon, Chief Financial Officer, Joy A. McCord, Vice President of Merchandising and Cathy E. Pryor, Vice President of Store Operations. The Company does not maintain key man insurance on any of its personnel. The loss of the services of any of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. As the Company continues to grow, it will continue to hire, appoint or otherwise change senior managers and other key executives. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified members to its management team in the future. The Company does not have employment or non-competition agreements with its executive officers other than Mr. Newsome. None of the Company's senior management has any experience in managing a public company. See "Management."

CONTROL OF THE COMPANY BY CERTAIN STOCKHOLDERS

    Upon completion of the Offering, The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively, the "Funds") will own approximately 49% of the outstanding Common Stock, and the Anderson Shareholders (as defined herein) will own approximately 14% of the outstanding Common Stock. Pursuant to the Stockholders Agreement (as defined herein), the Funds and the Anderson Shareholders agreed to vote for a Board of Directors composed of the nominees of the Funds and the Anderson Shareholders. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote and cumulative voting is not permitted. Subject to the Stockholders Agreement, the Funds will effectively have power to elect the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval which requires a majority stockholder vote. See "Certain Transactions--Stockholders Agreement" and "Principal Stockholders." A reduction in the ownership interest of the Funds may in certain circumstances lead to the acceleration of the Company's credit facilities, requiring refinancing or waiver. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

    Certain provisions of the Company's Certificate of Incorporation and Bylaws which will be adopted in connection with the Company's reincorporation in Delaware prior to the completion of the Offering may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions, among other things, (i) classify the Company's Board of Directors into three classes, each of which will serve for different three year periods, (ii) provide that a director may be removed by stockholders only for cause by a vote of the holders of more than two-thirds of the shares entitled to vote, (iii) provide that all vacancies on the Company's Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if the number is less than quorum, (iv) provide that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, a majority of the Board of Directors or upon the demand of the holders of a majority of the shares entitled to vote at any such special meeting, and (v) require a vote of the holders of more than two-thirds of the shares entitled to vote in order to amend the foregoing and certain other provisions of the Certificate of Incorporation and Bylaws. See "Description of Capital Stock--Charter and Bylaw Provisions." In addition, the Board of Directors, without further action of the stockholders, is permitted to issue and fix the terms of preferred stock which may have rights senior to those of the Common Stock. See "Description of Capital Stock--Preferred Stock." The Company will also be subject to the Delaware business combination statute, which may render more difficult a change in control of the Company. See "Description of Capital Stock--Delaware Law."

POTENTIAL ADVERSE MARKET PRICE EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offering, the Company will have 5,834,262 shares of Common Stock outstanding (assuming no exercise of the Underwriters' overallotment option and no exercise of outstanding options). Of these shares, the 2,000,000 shares sold in the Offering (assuming no exercise of the Underwriters' overallotment option) will be freely transferable by persons other than affiliates of the Company, without restriction or further registration under the Securities Act of 1933, as amended (the "Act"). On the date of this Prospectus, 3,834,262 "restricted shares" within the meaning of Rule 144 under the Act are outstanding and may not be sold in the absence of registration under the Act unless an exemption from registration is available, including exemptions contained in Rule 144. The Company and all of its shareholders, officers and directors have agreed that, for a period of 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, grant any option to purchase or otherwise dispose of Common Stock or any securities convertible into or exchangeable for Common Stock. After giving effect to these contractual restrictions, 947,541 shares of Common Stock will be eligible for sale 180 days after the date of this Prospectus under Rule 144 and 2,886,721 additional shares of Common Stock will be eligible for sale under Rule 144 beginning November 1, 1997. In addition, holders of 3,834,262 shares are entitled to piggyback registration rights, of which 3,711,311 shares are also entitled to demand registration rights. See "Shares Eligible for Future Sale" and "Underwriting."

LACK OF PRIOR PUBLIC MARKET AND VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has not been a public market for the Common Stock and there can be no assurance that an active trading market in the Common Stock will develop subsequent to the Offering or, if developed, that it will be sustained. The initial public offering price will be determined by negotiations between the Company and the Representatives of the Underwriters. See "Underwriting."

Upon commencement of the Offering, the Common Stock will be quoted on the Nasdaq National Market, which has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. Furthermore, the Company's failure to have two independent directors within 90 days after the date of this Prospectus may result in a delisting of the Common Stock from the Nasdaq National Market. In addition, the Company believes that factors such as seasonal and quarterly fluctuations in the financial results of the Company or the overall economy and condition of the financial markets could cause the price of the Common Stock to fluctuate substantially.


DILUTION; RETAINED DEFICIT



    Purchasers of Common Stock in the Offering will incur immediate and substantial dilution in net tangible book value per share. See "Dilution." At August 3, 1996, the Company had a retained deficit of $22.4 million and a stockholders' deficit of $7.3 million.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses) are expected to be approximately $26.9 million ($31.1 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the estimated net proceeds to redeem $16.0 million in aggregate principal amount of the Subordinated Notes (as defined herein) and accrued interest of approximately $1.5 million, and to repay a $1.0 million Term Loan (as defined herein) and accrued interest thereon, with the balance to be used to reduce the outstanding balance on the Revolving Loan Agreement (as defined herein). Amounts repaid under the Revolving Loan Agreement may be reborrowed subject to satisfaction of borrowing base requirements. As of September 10, 1996 the Anderson Shareholders owned $11,426,000 principal amount of the Subordinated Notes and the Funds owned the remaining $4,574,000. The Subordinated Notes bear interest at the rate of 12% per annum and mature on November 1, 2002. The Term Loan bears interest at a floating rate (8.92% at September 10, 1996) and matures in November 1997. The borrowings under the Revolving Loan Agreement bear interest at a floating rate (8.02% at September 10, 1996), and the Revolving Loan Agreement expires in November 2000.

                                 CAPITALIZATION

    The following table sets forth the Company's capitalization as of August 3, 1996 and as adjusted to give retroactive effect to the reverse stock split described in Note 10 of Notes to Consolidated Financial Statements and to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15 per share and application of the estimated net proceeds therefrom as described in "Use of Proceeds."

                                                                             AUGUST 3, 1996
                                                                             (IN THOUSANDS)
                                                                       ---------------------------
                                                                        ACTUAL     AS ADJUSTED(1)
                                                                       --------    ---------------
LONG-TERM DEBT:
Revolving Loan Agreement............................................   $ 17,561       $   9,135
Term Loan...........................................................      1,000               0
Subordinated Notes..................................................     16,000               0
Unamortized debt discount related to Subordinated Notes.............     (1,413)              0
                                                                       --------    ---------------
  Total long-term debt..............................................     33,148           9,135
                                                                       --------    ---------------
STOCKHOLDERS' INVESTMENT (DEFICIT):
Preferred Stock, par value $.01 per share, 1,000,000 shares
  authorized, no shares outstanding.................................
Common Stock, par value $.01 per share, 12,000,000 shares
  authorized, 3,834,262 shares issued and outstanding, 5,834,262 as
adjusted............................................................         38              58
Paid-in capital.....................................................     15,129          42,009
Retained earnings (deficit).........................................    (22,434)        (23,548)
                                                                       --------    ---------------
  Total stockholders' investment (deficit)..........................     (7,267)         18,519
                                                                       --------    ---------------
  TOTAL CAPITALIZATION..............................................   $ 25,881       $  27,654
                                                                       --------    ---------------
                                                                       --------    ---------------


------------


(1) Reflects the issuance and sale of 2,000,000 shares of Common Stock offered hereby, the application of the estimated net proceeds thereof as described in "Use of Proceeds", and the effect on retained earnings (deficit) of an extraordinary item of approximately $1.1 million representing the write-off of unamortized debt discount and debt issuance costs, net of taxes. This presentation excludes currently outstanding stock options and the shares reserved for issuance under the Company's stock option plans. See "Management--Stock Option Plans," "Certain Transactions--Advisory Agreements" and Note 8 of Notes to Consolidated Financial Statements.

                                DIVIDEND POLICY

    The Company currently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Revolving Loan Agreement prohibits the Company from declaring, paying or making any dividend or distribution on its Common Stock other than dividends or distributions payable in stock.

                                    DILUTION

    The Company's net tangible book value at August 3, 1996 was a deficit of $(7,267,000) or $(1.90) per share of Common Stock after giving retroactive effect to the reverse stock split discussed in Note 10 of Notes to Consolidated Financial Statements. Without taking into account any changes in net tangible book value after August 3, 1996, other than to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $15 per share), the Company's pro forma net tangible book value at August 3, 1996 would have been $18,519,000, or $3.18 per share of Common Stock. This represents an immediate increase in net tangible book value of $5.08 per share to existing shareholders and an immediate dilution in net tangible book value of $11.82 per share to new investors purchasing shares in the Offering. The following table illustrates the per share dilution:

Assumed public offering price..............................................             $15.00
                                                                                        ------
  Net tangible book value (deficit) before the Offering(1).................   $(1.90)
  Increase in net tangible book value attributable to new investors........     5.08
                                                                              ------
  Pro forma net tangible book value per share after the Offering...........               3.18
                                                                                        ------
Dilution to new investors(2)...............................................             $11.82
                                                                                        ------
                                                                                        ------

------------

(1) Net tangible book value (deficit) per share is determined by dividing the net tangible book value (deficit) of the Company (tangible assets less liabilities) by the number of shares of Common Stock outstanding as of August 3, 1996.

(2) Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the amount of cash paid by a new investor for a share of Common Stock.

    The following table sets forth as of August 3, 1996 the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors:

                                           SHARES PURCHASED       TOTAL CONSIDERATION
                                         --------------------    ----------------------    AVERAGE PRICE
                                          NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                         ---------    -------    -----------    -------    -------------
Existing stockholders.................   3,834,262       65.7%   $18,167,184      37.7%       $  4.74
New investors.........................   2,000,000       34.3     30,000,000      62.3          15.00
                                         ---------    -------    -----------    -------    -------------
Total.................................   5,834,262      100.0%   $48,167,184     100.0%       $  8.26
                                         ---------    -------    -----------    -------    -------------
                                         ---------    -------    -----------    -------    -------------

    The foregoing tables assume no exercise of outstanding stock options after August 3, 1996. At August 3, 1996, 182,581 shares of Common Stock were subject to outstanding options, at a weighted average exercise price of $6.44 per share. To the extent these options are exercised there will be further dilution to new investors. See "Management--Stock Option Plans," "Certain Transactions--Advisory Agreements" and Note 8 of Notes to Consolidated Financial Statements.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The statement of operations data and balance sheet data for each of the five fiscal years ended January 31, 1992, January 31, 1993, January 29, 1994, January 28, 1995, and February 3, 1996 set forth below have been derived from audited financial statements of the Company, except for the provision for income taxes, net income and net income per share in fiscal 1992 and 1993, which are pro forma amounts as explained in footnote 4. The data for the twenty-six week periods ended July 29, 1995 and August 3, 1996 have been derived from unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the twenty-six week period ended August 3, 1996 are not necessarily indicative of the results that may be expected for any future period. The following data should be read in conjunction with the consolidated financial statements of the Company and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                                  TWENTY-SIX WEEK
                                                   FISCAL YEAR ENDED                                PERIOD ENDED
                          -------------------------------------------------------------------   --------------------
                          JANUARY 31,   JANUARY 31,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,   JULY 29,   AUGUST 3,
                             1992          1993         1994(1)        1995          1996         1995       1996
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
                                                      (52 WEEKS)    (52 WEEKS)    (53 WEEKS)        (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............    $32,033      $  36,366      $40,119       $52,266       $67,077     $ 29,355    $39,019
Cost of goods sold,
 including warehouse,
 distribution, and store
occupancy costs.........     22,132         24,998       27,731        36,225        46,642       20,538     27,272
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
Gross profit............      9,901         11,368       12,388        16,041        20,435        8,817     11,747
Store operating,
 selling, and
administrative
expenses(3).............      7,224          7,861        8,579        10,453        13,471        5,624      7,767(2)
Depreciation and
amortization............        657            814          932         1,066         1,322          662        826
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
Operating income........      2,020          2,693        2,877         4,522         5,642        2,531      3,154
Interest expense........        453            325          488           654         1,685(7)       410      1,814(7)
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
Income before provision
 for income taxes.......      1,567          2,368        2,389         3,868         3,957        2,121      1,340
Provision for income
taxes...................        588(4)         906(4)       920         1,479         1,514          811        514
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
Net income..............    $   979(4)   $   1,462(4)   $ 1,469       $ 2,389       $ 2,443     $  1,310    $   826
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
Net income per share....    $   .15(4)   $     .22(4)   $   .23       $   .37       $   .42(5)  $    .20    $   .21(5)
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
Weighted average shares
outstanding.............      6,342          6,505        6,505         6,505         5,838(7)     6,505      3,938(7)
                          -----------   -----------   -----------   -----------   -----------   --------   ---------
                          -----------   -----------   -----------   -----------   -----------   --------   ---------

                                                                                                            TWENTY-SIX WEEK
                                                             FISCAL YEAR ENDED                                PERIOD ENDED
                                    -------------------------------------------------------------------   --------------------
                                    JANUARY 31,   JANUARY 31,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,   JULY 29,   AUGUST 3,
                                       1992          1993         1994(1)        1995          1996         1995       1996
                                    -----------   -----------   -----------   -----------   -----------   --------   ---------
                                                                (52 WEEKS)    (52 WEEKS)    (53 WEEKS)        (UNAUDITED)
SELECTED OPERATING DATA:
Number of stores open at end of
 period:
Hibbett Sports....................        34            33            41            52            56          54          62
Sports & Co.......................         0             0             0             0             3           1           3
Sports Additions..................         4             6             8             8             8           7           8
                                         ---           ---           ---           ---           ---         ---         ---
 Total............................        38            39            49            60            67          62          73
                                         ---           ---           ---           ---           ---         ---         ---
                                         ---           ---           ---           ---           ---         ---         ---
Net sales growth..................      13.7%         13.5%         10.3%         30.3%         28.3%       28.0%       32.9%
Comparable store net sales
 increase (decrease)(6)...........       2.4%         10.6%         (0.3%)        15.6%          6.2%        6.3%       13.9%

                                                                           AS OF
                                      -------------------------------------------------------------------------------
                                      JANUARY 31,   JANUARY 31,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,   AUGUST 3,
                                         1992          1993         1994(1)        1995          1996         1996
                                      -----------   -----------   -----------   -----------   -----------   ---------
                                                                  (52 WEEKS)    (52 WEEKS)    (53 WEEKS)    (UNAUDITED)
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.....................    $ 2,825       $ 2,097       $ 4,030       $ 7,459       $10,907      $16,478
Total assets........................     12,638        14,569        17,507        22,787        36,702       40,408
Total debt..........................      4,661         4,810         6,179         5,328        31,912(7)    33,148(7)
Stockholders' investment
(deficit)...........................      4,666         4,402         5,871         8,259        (8,093)(7)   (7,267)(7)

------------
(1) During fiscal year 1994, the Company changed its fiscal year from a twelve-month period ending January 31 to a 52-53 week period ending on the Saturday nearest to January 31.

(2) Includes a $513,000 pre-tax gain on the sale of the Company's former headquarters and distribution facility and a one-time pre-tax compensation expense of $462,000 related to stock options issued on August 1, 1996. See "Certain Transactions--Advisory Agreements."

(3) Includes management fees. See "Certain Transactions--Advisory Agreements" and Note 6 of Notes to Consolidated Financial Statements.

(4) Prior to July 1, 1992, the Company was a Subchapter S corporation. Under these provisions, the taxable income of the Company was included in the individual income tax returns of the stockholders. Effective July 1, 1992, the Company and its stockholders terminated the S corporation election and the Company became a taxable corporation. Thus, the provisions for income taxes for the fiscal years ended January 31, 1992 and 1993 give effect to the application of pro forma income taxes that would have been reported had the Company been a taxable corporation for federal and state income tax purposes for such fiscal years.


(5) The net proceeds from the Offering will be used to retire a substantial portion of the Company's debt. Accordingly, a presentation of supplemental net income per share before extraordinary item is calculated by dividing net income after adjustment for applicable interest expense ($741,000 and $1,457,000 for the fiscal year ended February 3, 1996 and the twenty-six week period ended August 3, 1996, respectively) by the adjusted number of weighted average shares outstanding (7,838,267 shares and 5,938,224 shares at February 3, 1996 and August 3, 1996, respectively) after giving effect to the estimated number of shares that would be required to be sold at an assumed initial public offering price of $15 per share to repay $26,900,000 of debt. Supplemental net income per share before an extraordinary item of approximately $1.1 million (to reflect the expense related to the write-off of unamortized debt discount and debt issuance costs, net of taxes) for the fiscal year ended February 3, 1996 and the twenty-six week period ended August 3, 1996 was $.41 and $.38, respectively. Supplemental net income per share after an extraordinary item of approximately $1.1 million (to reflect the expense related to the write off of unamortized debt discount and debt issuance costs, net of taxes) for the fiscal year ended February 3, 1996 and the twenty-six week period ended August 3, 1996 was $.26 and $.20, respectively.


(6) Comparable store net sales data for a period reflect stores open throughout that period and the corresponding period of the prior fiscal year. For the periods indicated, comparable store net sales do not include sales by Sports & Co. superstores or Team Sales.


(7) In November 1995, the Company completed the Recapitalization. The Recapitalization included the repurchase and retirement of 5,609,836 shares of common stock for cash and debt and the issuance of 2,886,721 new shares of common stock and debt in exchange for cash. The Recapitalization resulted in a substantial increase in total debt outstanding and a deficit in stockholders' investment. See "Certain Transactions--Transactions Related to the Recapitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Hibbett is a leading rapidly-growing operator of full-line sporting goods stores in small to mid-sized markets in the southeastern United States. The Company operates 82 stores in ten states. Hibbett began operations in 1945 in Florence, Alabama as Dixie Supply Company, a retailer of athletic, marine and aviation equipment. In 1952, the Company changed its operating strategy to focus on team sports oriented merchandise and its name to Hibbett & Sons. In the mid 1960s, the Company refocused its operating strategy on retailing and changed its name to Hibbett Sporting Goods, Inc. In 1980, the Anderson family of Florence, Alabama (the "Anderson Shareholders") purchased Hibbett and continued to expand the Company's store base at a moderate pace, while investing in professional management and systems. Beginning in fiscal 1994, Hibbett accelerated its store opening rate to approximately 10 stores per year.


    On November 1, 1995, The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively, the "Funds") acquired the majority of the outstanding shares of Common Stock as part of a recapitalization of the Company (the "Recapitalization"). In connection with the Recapitalization, the Company (i) sold to the Funds approximately 75% of the Company's Common Stock, (ii) repurchased a portion of the Common Stock held by the Anderson Shareholders (leaving them with approximately 22% of the Company's outstanding Common Stock),
(iii) issued $16,000,000 in aggregate principal amount of its subordinated notes ("Subordinated Notes") and (iv) issued $4,125,000 in aggregate principal amount of its senior subordinated notes ("Senior Subordinated Notes"). See "Certain Transactions--Transactions Related to the Recapitalization." In connection with the Recapitalization, the Company also refinanced its bank facilities with a $26,000,000 credit facility provided by Heller Financial, Inc. ("Heller"), consisting of a $25,000,000 revolving loan agreement (the "Revolving Loan Agreement") and a $1,000,000 term loan (the "Term Loan"). The Senior Subordinated Notes which financed the construction of the Company's new headquarters and distribution center were subsequently redeemed in February 1996 from proceeds of the sale and leaseback of this facility.


    In fiscal 1997, the Company has further accelerated its rate of new store openings to take advantage of the growth opportunities in its target markets. The Company plans to open approximately 18 Hibbett Sports stores in fiscal 1997 (14 have been opened to date) and approximately 27 Hibbett Sports stores in fiscal 1998. The Company has also opened an additional Sports & Co. superstore in September 1996. To support its expansion plans, the Company has increased its staffing levels in finance, merchandising, real estate, distribution and field management. In January 1996, the Company moved into its new headquarters and distribution center which currently has the capacity to service in excess of 150 Hibbett Sports stores and has significant expansion potential to support the Company's growth for the foreseeable future. While operating margins may be impacted in periods in which incremental expenses have been incurred to support acceleration of the Company's expansion plans, over the long term, the Company expects to benefit from leveraging its expenses over a larger store base as it continues to implement its expansion plans.


    The Company operates on a 52 or 53 week fiscal year ending on the Saturday nearest to January 31 of such year. The consolidated statements of operations for the fiscal years ended January 28, 1995 and January 29, 1994 include 52 weeks of operations while the fiscal year ended February 3, 1996 includes 53 weeks of operations.

    Hibbett was incorporated under the laws of the state of Alabama and will reincorporate in Delaware prior to the closing of the Offering.

RESULTS OF OPERATIONS

    The following table sets forth selected statement of operations items expressed as a percentage of net sales for the periods indicated:

                                                                                            TWENTY-SIX WEEK
                                                        FISCAL YEAR ENDED                    PERIOD ENDED
                                            -----------------------------------------    ---------------------
                                            JANUARY 29,    JANUARY 28,    FEBRUARY 3,    JULY 29,    AUGUST 3,
                                               1994           1995           1996          1995        1996
                                            -----------    -----------    -----------    --------    ---------
Net sales................................      100.0%         100.0%         100.0%        100.0%       100.0%
Cost of goods sold, including warehouse,
distribution and store occupancy costs...       69.1           69.3           69.5          70.0         69.9
                                               -----          -----          -----       --------    ---------
Gross profit.............................       30.9           30.7           30.5          30.0         30.1
Store operating, selling, and
  administrative expenses(1).............       21.4           20.0           20.1          19.2         19.9(2)
Depreciation and amortization............        2.3            2.0            2.0           2.2          2.1
                                               -----          -----          -----       --------    ---------
Operating income.........................        7.2            8.7            8.4           8.6          8.1(2)
Interest expense.........................        1.2            1.3            2.5           1.4          4.7
                                               -----          -----          -----       --------    ---------
Income before provision for income
taxes....................................        6.0            7.4            5.9           7.2          3.4
Provision for income taxes...............        2.3            2.8            2.3           2.8          1.3
                                               -----          -----          -----       --------    ---------
Net income...............................        3.7%           4.6%           3.6%          4.4%         2.1%
                                               -----          -----          -----       --------    ---------
                                               -----          -----          -----       --------    ---------

------------

(1) Includes management fees. See "Certain Transactions--Advisory Agreements" and Note 6 of Notes to Consolidated Financial Statements.

(2) Includes a $513,000 pre-tax gain on the sale of the Company's former headquarters and distribution facility and a one-time pre-tax compensation expense of $462,000 related to stock options issued on August 1, 1996. See "Certain Transactions--Advisory Agreements." Excluding these items, store operating, selling and administrative expenses would have represented 20.0% of net sales, and operating income would have been 8.0% of net sales for the twenty-six weeks ended August 3, 1996.

TWENTY-SIX WEEKS ENDED AUGUST 3, 1996 COMPARED TO TWENTY-SIX WEEKS ENDED JULY 29, 1995

    Net sales. Net sales increased $9.7 million, or 32.9%, to $39.0 million for the twenty-six weeks ended August 3, 1996, from $29.4 million for the comparable period in the prior year. This increase is attributable to the opening of eight Hibbett Sports stores, two Sports & Co. superstores and one Sports Additions store and a 13.9% increase in comparable store net sales. During the twenty-six weeks ended August 3, 1996, the Company opened six Hibbett Sports stores. The increase in comparable store net sales was due primarily to increased footwear sales and improved inventory processing at the distribution center. New stores and stores not in the comparable store net sales calculation accounted for $5.9 million of the increase in net sales and increases in comparable store net sales contributed $3.8 million. Comparable store net sales data for a period reflect stores open throughout that period and the corresponding period of the prior fiscal year. For the periods indicated, comparable store net sales do not include sales by Sports & Co. superstores or Team Sales.

    Gross profit. Cost of goods sold includes the cost of inventory, occupancy costs for stores and occupancy and operating costs for the distribution center. Gross profit was $11.7 million, or 30.1% of net sales, in the twenty-six weeks ended August 3, 1996, as compared to $8.8 million, or 30.0% of net sales, in the same period of the prior fiscal year. Improved leveraging of store occupancy costs over higher sales were offset by higher markdowns in the current year period as well as the addition of distribution center personnel.

    Store operating, selling and administrative expenses. Store operating, selling and administrative expenses for the twenty-six weeks ended August 3, 1996 include a net gain on the disposal of assets which primarily relates to the gain on the sale of the former headquarters and distribution facility which was replaced by the Company's new headquarters and distribution center, which net gain has been substantially offset by a one-time compensation expense of approximately $462,000 related to the issuance of stock options on August 1, 1996. See "Certain Transactions--Advisory Agreements." Excluding these items, store operating, selling and administrative expenses were $7.8 million, or 20.0% of net sales, for the twenty-six weeks ended August 3, 1996, as compared to $5.6 million, or 19.2% of net sales, for the comparable period a year ago. This increase as a percentage of net sales is primarily attributable to the costs associated with increasing the Company's corporate staff to support future growth, including the addition of a chief financial officer, as well as additional personnel in the Company's real estate, loss prevention, merchandise, operations and training departments.

    Depreciation and amortization. Depreciation and amortization as a percentage of net sales declined slightly to 2.1% in the twenty-six weeks ended August 3, 1996 from 2.2% in the prior year period. This decrease as a percentage of net sales is primarily due to a write-off of the unamortized portion of leasehold improvements for one of the Company's stores in the prior year period due to the change in the terms of that lease.

    Interest expense. The $1,404,000 increase in interest expense for the twenty-six weeks ended August 3, 1996 compared to the prior year period is due primarily to the interest expense associated with the Subordinated Notes which were issued in connection with the Recapitalization in November 1995 and also to an increase in borrowings under the Revolving Loan Agreement to fund new store openings.

    Net income. Net income decreased $484,000, or 36.9%, to $826,000 in the twenty-six weeks ended August 3, 1996 from $1,310,000 in the comparable period in the prior year. This decrease was attributable to factors described above.

FISCAL 1996 COMPARED TO FISCAL 1995

    Net sales. Net sales increased $14.8 million, or 28.3%, to $67.1 million in fiscal 1996 from $52.3 million in fiscal 1995. This increase is attributable to the opening of five Hibbett Sports stores, three Sports & Co. superstores and one Sports Additions store, an increase in comparable store net sales of 6.2% and an additional week of sales as fiscal 1996 included 53 weeks of operations, offset in part by the closing of one Sports Additions store. The increase in comparable store net sales was due primarily to increased sales of footwear and apparel. New stores and stores not in the comparable store net sales calculation accounted for $11.8 million of the increase in net sales and increases in comparable store net sales contributed $3.0 million.

    Gross profit. Gross profit was $20.4 million, or 30.5% of net sales, in fiscal 1996 as compared to $16.0 million, or 30.7% of net sales, in fiscal 1995. The decline in gross profit as a percentage of net sales primarily resulted from higher distribution costs. In anticipation of its accelerated expansion plan, the Company increased staff positions at its distribution center, adding two senior distribution center managers. Additionally, distribution costs were higher as a result of the higher occupancy costs associated with the Company's new headquarters and distribution center.

    Store operating, selling and administrative expenses. Store operating, selling and administrative expenses were $13.5 million, or 20.1% of net sales, in fiscal 1996 as compared to $10.5 million, or 20.0% of net sales, in fiscal 1995. This increase as a percentage of net sales is primarily attributable to the costs associated with increasing the Company's corporate staff to support future growth, including the addition of one real estate professional, one loss prevention professional, one merchandise buyer and one visual merchandise manager.

    Depreciation and amortization. Depreciation and amortization as a percentage of net sales remained constant at 2.0% in fiscal 1996 and fiscal 1995.

    Interest expense. The $1.0 million increase in interest expense for fiscal 1996 is primarily due to the interest expense associated with the Subordinated Notes which were issued in connection with the Recapitalization and the increase in borrowings under the Revolving Loan Agreement and the previous loan agreement to fund new store openings.

    Net income. Net income increased $54,000, or 2.3%, to $2.4 million in fiscal 1996 compared to fiscal 1995 due to the factors discussed above.

FISCAL 1995 COMPARED TO FISCAL 1994

    Net sales. Net sales increased $12.1 million, or 30.3%, to $52.3 million in fiscal 1995 from $40.1 million in fiscal 1994. This increase is attributable to the opening of 11 Hibbett Sports stores and an increase in comparable store net sales of 15.6%. The increase in comparable store net sales was due primarily to a significant increase in branded apparel sales as well as a moderate increase in footwear sales. New stores and stores not in the comparable store net sales calculation accounted for $7.3 million of the increase in net sales and increases in comparable store net sales contributed $4.8 million.

    Gross profit. Gross profit was $16.0 million, or 30.7% of net sales, in fiscal 1995 as compared to $12.4 million, or 30.9% of net sales, in fiscal 1994. The decline in gross profit as a percentage of net sales primarily resulted from higher store occupancy costs.

    Store operating, selling and administrative expenses. Store operating, selling and administrative expenses were $10.5 million, or 20.0% of net sales, in fiscal 1995 as compared to $8.6 million, or 21.4% of net sales, in fiscal 1994. This decrease as a percentage of net sales was the result of spreading fixed costs over the Company's larger sales base.

    Depreciation and amortization. Depreciation and amortization as a percentage of net sales decreased to 2.0% in fiscal 1995 from 2.3% in fiscal 1994 as a result of the Company's operating leverage as these costs were allocated over a larger sales base.

    Interest expense. The $166,000 increase in interest expense for fiscal 1995 was due primarily to an increase in borrowings under the previous loan agreement to fund new store openings.

    Net income. Net income increased $920,000, or 62.6%, to $2.4 million in fiscal 1995 from $1.5 million in fiscal 1994. This increase as a percentage of net sales was attributable to factors described above.

QUARTERLY FLUCTUATIONS

    The Company has historically experienced and expects to continue to experience seasonal fluctuations in its net sales and operating income. The Company's net sales and operating income are typically higher in the fourth quarter due to sales increases during the Christmas season. However, the seasonal fluctuations are mitigated by the strong product demand in the spring, summer and back-to-school sales periods. The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including the timing of new store openings, the amount and timing of net sales contributed by new stores, the level of pre-opening expenses associated with new stores, the relative proportion of new stores to mature stores, merchandise mix, the relative proportion of stores represented by each of the Company's three store concepts and demand for apparel and accessories driven by local interest in sporting events such as the NCAA basketball championship.

    The following tables set forth certain unaudited financial data for the quarters indicated:

                                                                    QUARTER ENDED
                                            --------------------------------------------------------------
                                            OCT 29, 1994    JAN 28, 1995    APR 29, 1995      JUL 29, 1995
                                            ------------    ------------    ------------      ------------
                                                                (DOLLARS IN THOUSANDS)
Net sales................................     $ 12,967        $ 16,372        $ 15,001          $ 14,355
Operating income.........................        1,105           1,375           1,476             1,055

                                                                    QUARTER ENDED
                                            --------------------------------------------------------------
                                            OCT 28, 1995    FEB 3, 1996     MAY 4, 1996       AUG 3, 1996
                                            ------------    ------------    ------------      ------------
                                                             (14 WEEKS)
                                                                (DOLLARS IN THOUSANDS)
Net sales................................     $ 15,737        $ 21,984        $ 20,251          $ 18,768
Operating income.........................        1,323           1,788(1)        2,429(2)            725(3)

------------

(1) Includes pre-opening expenses for two Sports & Co. superstores opened in the fourth quarter of fiscal 1996.

(2) Includes a $513,000 pre-tax gain on sale of the Company's former headquarters and distribution facility. Excluding this gain, operating income would have been $1,916,000.

(3) Includes a one-time compensation expense of $462,000 related to the issuance of stock options on August 1, 1996. See "Certain Transactions--Advisory Agreements". Excluding this expense, operating income would have been $1,187,000.

    In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information presented elsewhere herein and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The operating results from any quarter are not necessarily indicative of the results to be expected for any future period.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's capital requirements relate primarily to new store openings and working capital requirements. The Company's working capital needs are somewhat seasonal in nature and typically reach their peak near the end of the third and the beginning of the fourth quarter of its fiscal year. Historically, the Company has funded its cash requirements primarily through cash flow from operations and borrowings under its revolving credit facilities.

    Net cash provided by (used in) operating activities has historically been driven by net income levels combined with fluctuations in inventory and accounts payable balances. Net income levels have increased in each of the last three fiscal years. In addition, the Company has continued to increase inventory levels throughout these periods and in the twenty-six weeks ended August 3, 1996 as the number of stores has increased and the larger Sports & Co. superstores have opened. These inventory increases were primarily financed through increased accounts payable balances in fiscal 1995 but were primarily financed with cash from operations in both fiscal 1996 and the twenty-six weeks ended August 3, 1996. These activities resulted in cash flows provided by (used in) operating activities in each of the last three fiscal years and in the twenty-six week period ending August 3, 1996 of $269,000, $3.2 million, $(158,000), and $(4.3)
million, respectively.

    With respect to cash flows from investing activities, during the first quarter of fiscal 1997, the Company completed the sale-leaseback of its new headquarters and distribution center and the sale of the former headquarters and warehouse facilities for combined proceeds of $5.6 million and used the proceeds to repay $4.3 million then outstanding under the Senior Subordinated Notes issued to finance the new headquarters and distribution center on a temporary basis and to fund its working capital requirements. Capital expenditures for fiscal 1996 were $8.2 million compared with $2.2 million in fiscal 1995 and $1.6 million in fiscal 1994. The increase in these expenditures for fiscal 1996 was primarily the result of the construction of the new headquarters and distribution center for $4.7 million.

    Cash flows from financing activities have historically represented the Company's financing of its long-term growth. As previously discussed, in fiscal 1996 the Company completed the Recapitalization. This resulted in the refinancing of all existing debt, the repurchase and retirement of previously existing shares of Common Stock for cash and debt and the issuance of debt and new shares of Common Stock in exchange for cash. The net impact of these financing activities provided $7.6 million in cash in fiscal 1996 and resulted in a substantial increase in total debt outstanding and a deficit in stockholders' investment. See "Certain Transactions--Transactions Related to the Recapitalization."

    The Company estimates capital expenditures in fiscal 1997 to be approximately $3.2 million,
(i) approximately 70% of which will be used to fund the opening of approximately 18 Hibbett Sports stores and one Sports & Co. superstore and to remodel selected existing stores and (ii) approximately 30% of which will be used to fund capital expenditures related to the headquarters and distribution center. The Company estimates capital expenditures in fiscal 1998 to be approximately $3.6 million which includes resources budgeted to (i) fund the opening of approximately 27 Hibbett Sports stores, (ii) remodel selected existing stores and (iii) fund headquarters and distribution center-related capital expenditures.

    The Company's principal source of liquidity is its $25.0 million Revolving Loan Agreement provided by Heller. Borrowings under the Revolving Loan Agreement bear interest at the Company's option either at 2 1/4% plus LIBOR or 1/4% plus the higher of the prime rate and the federal funds rate. The Revolving Loan Agreement is secured by a lien on inventory, accounts receivable, equipment and certain other assets. Availability of funds under the Revolving Loan Agreement is restricted to a borrowing base consisting of designated percentages of eligible inventory and accounts receivable. In addition, the Revolving Loan Agreement requires the maintenance of certain specified financial ratios, restricts levels of capital expenditures and restricts the incurrence of debt and payments in respect of capital stock and junior indebtedness. As of August 3, 1996, the Company had $17.6 million of borrowings outstanding under the Revolving Loan Agreement and availability to borrow up to an additional $1.7 million. The Revolving Loan Agreement expires on November 1, 2000. The Company also has an outstanding $1.0 million Term Loan from Heller that matures on November 1, 1997.


    If Saunders Karp & Megrue, L.P. and the Funds, collectively, cease to beneficially own and control, directly or indirectly, at least 40% of the issued and outstanding Common Stock, Heller may declare the amounts then outstanding under the Revolving Loan Agreement immediately due and payable, which would require the Company to refinance and replace the Revolving Loan Agreement with another credit facility.


    The Company plans to use the proceeds of the Offering (i) to repay $16.0 million aggregate principal amount of the Subordinated Notes issued in connection with the Recapitalization and accrued interest of approximately $1.5 million, (ii) to repay $1.0 million principal amount of the Term Loan borrowed in connection with the Recapitalization and accrued interest thereon and (iii) to reduce the outstanding level of its borrowings under the Revolving Loan Agreement. Upon the repayment of the Subordinated Notes and the Term Loan and the reduction of the outstanding level of its borrowings under the Revolving Loan Agreement, concurrent with the Offering, the Company will record an extraordinary loss of approximately $1.1 million, net of taxes, reflecting a write-off of unamortized debt issuance costs and debt discount. Based on its current operating and store opening plans, the Company believes that it can fund its cash needs for the foreseeable future through borrowings under the Revolving Loan Agreement and cash generated from operations. See "Use of Proceeds."

                                    BUSINESS

GENERAL


    Hibbett is a rapidly-growing operator of full-line sporting goods stores in small to mid-sized markets in the southeastern United States. Hibbett's stores offer a broad assortment of quality athletic footwear, apparel and equipment at competitive prices with superior customer service. The Company's merchandise assortment features a core selection of brand name merchandise emphasizing team and individual sports complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. The Company believes that its stores are among the primary retail distribution alternatives for brand name vendors that seek to reach Hibbett's target markets. Hibbett has received the Nike Retailer Excellence Award for the Southeast region for eight consecutive years based on its performance in the full-line sporting goods category.



    The Company operates 70 Hibbett Sports stores as well as eight smaller-format Sports Additions athletic shoe stores and four larger-format Sports & Co. superstores. Hibbett's primary retail format and growth vehicle is Hibbett Sports, a 5,000 square foot store located predominantly in enclosed malls. Although competitors in some markets may carry product lines and national brands, similar to Hibbett, the Company believes that Hibbett Sports stores are typically the primary, full-line sporting goods retailers in their markets because of, among other factors, their extensive selection of traditional team and individual sports merchandise and customer service.


INDUSTRY OVERVIEW


    According to the National Sporting Goods Association ("NSGA"), United States retail sales of sporting goods (including athletic footwear, apparel and equipment) totaled approximately $36 billion in 1995. The marketplace for sporting goods remains highly fragmented, as many different retailers compete for market share by utilizing a variety of store formats and merchandising strategies. In recent years, the growth of large format retailers such as Sports Authority has resulted in significant consolidation in large metropolitan markets. However, the Company believes that the competitive environment for sporting goods remains different in small to mid-sized markets where retail demand does not currently support larger-format stores. In these markets, customers generally shop for sporting goods at either (i) a discount store or department store, (ii) a sporting goods retailer that focuses on a specialty category, such as athletic footwear, or an activity, such as golf or tennis, and that is either an independent local operator or part of a national chain or
(iii) a full-line sporting goods retailer that is typically a single-store operation or part of a small chain.


    With over 30 years of operating experience in small to mid-sized markets (population range from 30,000 to 250,000), the Company believes that it is well-positioned to continue to compete effectively against such other sporting goods retailers. The Company's merchandise assortment features a core selection of brand name merchandise emphasizing team and individual sports complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. Compared to Hibbett, (i) discounters and department stores typically offer more limited sporting goods assortments, fewer high-quality name brands and more limited customer service; (ii) specialty sporting goods retailers typically focus on a specific category, such as athletic footwear, or an activity, such as golf or tennis, and therefore lack the wide range of products offered by Hibbett; and (iii) full-line sporting goods retailers are typically single store operations that lack the systems, vendor relationships and economies of scale of Hibbett.

BUSINESS STRATEGY


    Unique Emphasis on Small Markets. The Company targets markets ranging in population from 30,000 to 250,000. Hibbett will continue to aggressively target markets of this size. By targeting smaller markets, the Company believes that it is able to achieve significant strategic advantages, including numerous expansion opportunities, comparatively low operating costs and a more limited competitive environment than generally faced in larger markets. In addition, the Company establishes greater customer and vendor recognition as the leading full-line sporting goods retailer in the local community.

    Strong Regional Focus. With over 30 years of experience as a full-line sporting goods retailer in the Southeast, the Company believes that Hibbett benefits from strong name recognition, a loyal customer base and operating and cost efficiencies. Although the core merchandise assortment tends to be similar for each Hibbett Sports store, important local and regional differences frequently exist. Management believes that its ability to merchandise to local sporting or community interests differentiates Hibbett from its national competitors. The Company's regional focus also enables it to achieve significant cost benefits including lower corporate expenses, reduced distribution costs and increased economies of scale from its marketing activities.

    Low Cost Operating Strategy. In addition to the cost benefits of the Company's small market emphasis and regional focus, Hibbett maintains tight control over its operating costs through the use of its management information systems. The Company's systems assist management in making timely and informed merchandise decisions, maintaining tight inventory control and monitoring store-level and corporate expenses.

    Emphasis on Training and Customer Satisfaction. Management seeks to exceed customer expectations in order to build loyalty and generate repeat business. The Company strives to hire enthusiastic sales personnel with an interest in sports and provides them with extensive training to create a sales staff with strong product knowledge dedicated to outstanding customer service. Hibbett's training programs focus on both selling skills and continuing product/technical training and are conducted through in-store clinics, video presentations and interactive group discussions.

    Investment in Management and Infrastructure. The Company's experienced management team and its recently upgraded information and distribution systems are expected to facilitate the Company's future growth. The Company's new headquarters and distribution center is currently capable of servicing in excess of 150 Hibbett Sports stores and has significant expansion potential to support the Company's growth for the foreseeable future. Through its comprehensive information systems, the Company monitors all aspects of store operations on a daily basis and is able to control inventory levels and operating costs.

STORE LOCATIONS


    The Company operates 82 stores in ten states, including 70 Hibbett Sports stores, eight Sports Additions stores and four Sports & Co. superstores. Seventy of the stores are located in malls, and 12, including the four Sports & Co. superstores, are in strip center locations. Over 80% of the Company's stores are in markets with a population of less than 250,000.

    A map showing the states in which the Company operated stores as of September 30, 1996 and the states containing potential expansion markets is set forth below:


                                     [MAP TO COME]

   Identified Potential
   Expansion Markets

                                       STORE LOCATIONS

ALABAMA - 26       GEORGIA - 9        KENTUCKY - 7       MISSISSIPPI - 13   NORTH
                                                                            CAROLINA - 5
Auburn             Athens             Bowling Green      Columbus (2)       Albemarle
Birmingham (8)     Brunswick          Corbin             Corinth            Elizabeth City
Decatur            Dalton             Elizabethtown      Hattiesburg        Hendersonville
Florence (3)       Gainesville        Madisonville       Jackson            New Bern
Gadsden            LaGrange           Owensboro          Laurel             Roanoke Rapids
Huntsville (3)     Rome               Paducah            McComb
Jasper             Valdosta           Somerset           Meridian (2)       TENNESEE
Mobile             Warner Robbins                        Oxford             Chattanooga
Muscle Shoals      Waycross           LOUISIANA - 2      Pascagoula         Cleveland
Oxford (2)                            Hammond            Tupelo             Columbia
Selma              ILLINOIS - 1       Monroe             Vicksburg          Dyersburg (2)
Troy               Carbondale                                               Jackson (2)
Tuscaloosa (2)                                                              Kingsport
                                                         SOUTH              McMinnville
                                                         CAROLINA - 3       Morristown
                                                         Aiken
FLORIDA - 3                                              Greenwood          Murfreesboro
Lake City                                                Rock Hill          Nashville
Panama City                                                                 Tullahoma
Santa Rosa


EXPANSION STRATEGY

    The Company believes its business and expansion strategies have contributed to its increasing net sales and operating profits. Over the past five fiscal years, net sales have increased at a 20.3% compound annual growth rate to $67.1 million in fiscal 1996, and operating income has increased at a 29.3% compound annual growth rate to $5.6 million in fiscal 1996. Over this period, the Company's net sales growth has been driven by new store openings and increases in comparable store net sales. The Company increased its store base from 38 stores at the end of fiscal 1992 to 67 stores at the end of fiscal 1996. See comparable store net sales information in "Summary Consolidated Financial and Operating Data."

    The Company is accelerating its rate of new store openings to take advantage of the growth opportunities in its target markets. The Company has identified over 500 potential markets for future Hibbett Sports stores within the states in which it operates and in contiguous states. Hibbett's clustered expansion program, which calls for opening new stores within a two-hour driving radius of another Company location, allows it to take advantage of efficiencies in distribution, marketing and regional management. In evaluating potential markets, the Company considers population, economic conditions, local competitive dynamics and availability of suitable real estate. Although approximately 90% of Hibbett Sports stores are located in enclosed malls, the stores also operate profitably in strip center locations. As the Company continues to expand, it will open new stores in mall and strip center locations.


    Management anticipates that Hibbett Sports will remain the Company's primary growth vehicle as it continues to expand. The Company plans to open approximately 18 Hibbett Sports stores in fiscal 1997 and approximately 27 Hibbett Sports stores in fiscal 1998. As of September 30, 1996 the Company has opened 14 Hibbett Sports stores and has signed leases for the remaining four planned to be opened in fiscal 1997. Hibbett Sports stores are typically profitable in the first year of operations. In September 1996, the Company has opened an additional Sports & Co. superstore in Monroe, Louisiana. In the future, the Company anticipates that it will selectively open Sports Additions stores and Sports & Co. superstores as opportunities arise. See "Risk Factors-- Expansion Plans."


STORE CONCEPTS

Hibbett Sports

    The Company's primary retail format is Hibbett Sports, a 5,000 square foot store located predominantly in enclosed malls. The Company tailors its Hibbett Sports concept to the size, demographics and competitive conditions of the small to mid-sized markets. Sixty Hibbett Sports stores are located in enclosed malls, the majority of which are the only enclosed malls in the county, and the remaining eight are located in strip centers. The Company uses exciting design and in-store atmosphere, eye-catching in-store signage and gift-with-purchase promotional programs to channel mall traffic into the stores.

    Hibbett Sports stores offer a core selection of quality, brand name merchandise with an emphasis on team and individual sports. This merchandise mix is complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. For example, the Company believes that apparel with logos of sports teams of local interest represents a larger percentage of the merchandise mix in Hibbett Sports stores than it does in the stores of national chain competitors. In addition, the Company strives to quickly respond to major sports events of local interest such as the recent University of Kentucky national championship in men's basketball. For example, Hibbett Sports stores in the state of Kentucky had a selection of national championship apparel and accessories prominently displayed in the front of each store the morning following the game and promoted this merchandise with local radio advertising.

Sports & Co.

    The Company opened the first Sports & Co. superstore in the spring of 1995 in Huntsville, Alabama. Sports & Co. superstores average 25,000 square feet and offer a larger assortment of athletic footwear, apparel and equipment than Hibbett Sports stores. Athletic equipment and apparel represent a higher percentage of the overall merchandise mix at Sports & Co. superstores than they do at Hibbett Sports stores. Sports & Co. superstores are designed to project the same exciting and entertaining in-store atmosphere as Hibbett Sports stores but on a larger scale. For example, Sports & Co. superstores offer customer participation areas, such as putting greens and basketball hoop shoots, and feature periodic special events including appearances by well-known athletes. See "Risk Factors--Expansion Plans."

Sports Additions

    Sports Additions stores are small, mall-based stores, averaging 1,500 square feet with approximately 90% of merchandise consisting of athletic footwear and the remainder consisting of caps and a limited assortment of apparel. Sports Additions stores offer a broader assortment of athletic footwear, with a greater emphasis on fashion than the athletic footwear assortment offered by Hibbett Sports stores. All Sports Additions stores are currently located in the malls in which Hibbett Sports stores are also present.

MERCHANDISING

    Merchandising Strategy. The Company's merchandising strategy is to provide a broad assortment of quality athletic footwear, apparel and equipment at competitive prices. The Company's stores offer a core selection of brand name merchandise with an emphasis on team and individual sports. This merchandise mix is complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. The Company's leading product category is athletic footwear, followed by apparel and sporting equipment, ranked according to sales. No single product category accounts for more than 50% of sales. The Company's pricing strategy is to offer competitive prices to its customers. The Company's management information systems track different retail prices for the same item at different stores, enabling more competitive pricing by location. In addition, information from the Company's point-of-sale computer system is regularly reviewed and analyzed by the purchasing staff to assist it in making merchandise allocation and markdown decisions.

    Brand Name Merchandise. The Company emphasizes quality brand name merchandise. The Company believes that the breadth and depth of its brand name merchandise selection generally exceeds the merchandise selection carried by local independent competitors. Many of these branded products are highly technical and require considerable sales assistance. The Company works with its vendors to educate the sales staff at the store level on new products and trends.

    The following list represents the top 25 brand names (based on sales) offered by the Company:

Adidas                  K-Swiss                   Rollerblade
Asics                   Louisville Slugger        Russell
Champion                Mizuno                    Spalding
Columbia                New Balance               Starter
Converse                New Era                   The Game
Dodger                  Nike                      Umbro
Easton                  Pro Line                  Wilson
Everlast                Rawlings
Fila                    Reebok

    Regional Merchandise. Although the core merchandise assortment tends to be similar for each Hibbett Sports store, important local or regional differences frequently exist. Accordingly, the Company's stores regularly offer products that reflect preferences for particular sporting activities in each community and local interest in college and professional sports teams. The Company's knowledge of these interests, combined with its access to leading vendors, enables Hibbett Sports stores to react quickly to emerging trends or special events, such as college or professional championships.

    Purchasing. The Company's merchandise staff, consisting of the Vice President of Merchandising and nine merchandise buyers, analyze current sporting goods trends by maintaining close relationships with the Company's vendors, monitoring sales at competing stores, communicating with customers, store managers and personnel and reviewing industry trade publications. The merchandise staff works closely with store personnel to meet the requirements of individual stores for appropriate merchandise in sufficient quantities.

VENDOR RELATIONSHIPS

    The sporting goods retail business is very brand name driven. Accordingly, the Company maintains relationships with a number of well-known sporting goods vendors to satisfy customer demand. The Company believes that its stores are among the primary retail distribution alternatives for brand name vendors that seek to reach Hibbett's target markets. As a result, the Company is able to attract considerable vendor interest and establish long-term partnerships with vendors. As its vendors expand their product lines and grow in popularity, the Company expands its sales and promotions of these products within its stores. In addition, as the Company continues to increase its store base and enter new markets, the vendors have increased their brand presence within these regions. The Company also places significant emphasis on and works with its vendors to establish the most favorable pricing and to receive cooperative marketing funds.

    Management believes the Company maintains excellent working relationships with vendors. During fiscal 1996, the Company's largest vendor, Nike, represented approximately 35% of its total purchases. Hibbett has received the Nike Retailer Excellence Award for the Southeast region for eight consecutive years based on its performance in the full-line sporting goods category.

ADVERTISING AND PROMOTION

    The Company targets special advertising opportunities in its markets to increase the effectiveness of its advertising spending. In particular, the Company prefers advertising in local media as a way to further differentiate itself from national chain competitors. Substantially all of the Company's advertising and promotional spending is centrally directed, with some funds allocated to district managers on an as-requested basis. Advertising in the sports pages of local newspapers serves as the foundation of the Company's promotional program, and in fiscal 1996 it accounted for the majority of total advertising spending. Other media such as local radio, television and outdoor billboards are used by the Company to reinforce Hibbett name recognition and brand awareness in the community. In addition, direct mail to customers on an in-house mailing list has been used by the Company to reinforce already established buying patterns and to increase customer loyalty.

    The cooperative promotional program with its vendors plays an integral part in the Company's advertising strategy by funding a significant portion of its advertising budget and increasing Hibbett's name recognition. The Company holds an annual marketing meeting at which it presents to its major vendors a number of advertising alternatives. At that meeting, vendors select their preferred advertising and promotional programs which often cover a number of different media and are based on multiple themes, and during the ensuing twelve-month period the Company develops and implements the selected programs in close cooperation with those vendors. For example, the Company has recently developed a joint television commercial with Nike and has begun placing vendor sponsored advertising signage on its delivery trucks.

CUSTOMER SATISFACTION

    Customer Service. Commitment to customer satisfaction and service is an integral part of Hibbett's operating strategy. Management seeks to exceed customer expectations in order to build loyalty and generate repeat business. The Company strives to hire enthusiastic sales personnel with an interest in sports and provides them with extensive training to create a sales staff with strong product knowledge, dedicated to customer service. The Company also offers services such as special order programs, monogramming, sewing and screening services and large order processing for local groups in an effort to further maximize customer satisfaction.

    Training. The Company provides continuing sales and technical/product training for its sales personnel. A key part of the training process is its testing program. All store personnel are required to take a written test and perform role playing exercises before moving on to a higher sales position and ultimately advancing within the organization. The Company utilizes a number of training tools to develop competent salespeople and future managers, including:
(i) a two-part salesperson training program designed to teach new hires and seasoned employees how to be effective salespeople; (ii) a continuing product/technical training program taught through in-store clinics, instructional manuals or video presentations designed to educate the sales personnel on technical facets and the use of a particular product; and (iii) store training meetings designed to educate all salespeople at the store level as a group on a particular topic.

STORE OPERATIONS

    Effective interaction between the corporate office and the stores is a key element of Hibbett's operating strategy. Close communications are maintained among senior management, district managers, store managers and sales personnel. Senior management is easily accessible to store managers and staff. In addition, the close proximity of the stores encourages regular visits by the district managers to address store issues and concerns, to provide encouragement and to discuss national, regional and local trends in the sporting goods sector. Senior management conducts monthly meetings at the Company's corporate headquarters with all of the district managers. The outcome of these meetings is communicated to the store base by the district managers on a regular basis as well as in similar all-day sessions with the store managers. These meetings facilitate constant two-way communication between headquarters and the store base.

    The Company's management structure consists of one district manager for approximately every ten stores and at the store level, on average, one store manager, two assistant store managers and five or six sales personnel including trainees. Additional trainees and part-time personnel are typically hired to assist the store personnel with increased traffic and sales volume in the fourth quarter. Store managers are responsible for the operations of individual stores including recruiting and hiring store personnel. The Company strongly favors internal development of its store managers and constantly looks for motivated and talented people to promote from within.

DISTRIBUTION


    The Company maintains a single 130,000 square foot distribution center in Birmingham, Alabama for all 82 of its existing stores and manages the distribution process centrally from its corporate headquarters which are located in the same building as the distribution center. In January 1996 the Company moved its operations to this newly constructed distribution center which is capable of servicing in excess of 150 Hibbett Sports stores and has significant expansion potential to support the Company's growth for the foreseeable future. The Company believes strong distribution support for its stores is a critical element of its expansion strategy and is central to its ability to maintain a low cost operating structure. As the Company continues its expansion, it intends to open new stores in locations that can be supplied from the Company's distribution center.


    The Company receives substantially all of its merchandise at its distribution center. Upon receipt, the merchandise is inspected, entered into the Company's computer system, allocated to stores, ticketed (to the extent that it was not pre-ticketed by the vendor) and boxed for distribution to the Company's stores. For more efficient processing, the Company also operates a "cross-dock" system for merchandise that has been pre-split by store and pre-ticketed by the vendor before arriving at the distribution center. The Company continually strives to improve its allocation methods to manage its inventory more efficiently. For key products, the Company maintains backstock at the distribution center that is allocated and distributed to stores through an automatic replenishment program based on items sold during the prior week. Merchandise is typically delivered to stores weekly via Company-operated vehicles.

MANAGEMENT INFORMATION SYSTEMS

    The Company utilizes integrated information systems centralized at the corporate level. The Company's systems are designed to track product movement throughout the store base. Detailed sales transaction records are accumulated on each store's POS system and polled nightly by the Company's main system which runs on an IBM AS/400 system. This information is communicated to the merchandise buyers, who use the Company's inventory control system to order merchandise as needed. The Company recently upgraded its systems to manage a store base in excess of 150 stores.

    Inventory. The Company's inventory control systems, written by Island Pacific Software, report purchasing, receiving, shipping, sales and individual SKU level inventory stocking information. Information from the Company's point-of-sale computer system is regularly reviewed and analyzed by the purchasing staff to assist in making merchandise allocation and markdown decisions. The Company uses an automatic reorder system to maintain in-stock positions on key items. This system provides management with the information needed to determine the proper timing and quantity of reorders. Through the Island Pacific Software package, the Company is able to accommodate different retail prices for the same item at different stores and as a result to price merchandise competitively by market.

    EDI and Quick-Ship. Current electronic data interchange capabilities include the transmission of purchase orders directly to some of the Company's vendors. The Company has recently implemented EDI on its IBM AS/400 system. This allows for the scheduling of EDI transmissions and receiving as well as the required processes before and after communications. Management believes the Company's EDI effort with vendors will continue to grow in the future as retailers and suppliers focus on further increasing operating efficiencies.

    Financial Reporting. The financial reporting systems provide the Company with detailed financial reporting to support management's operational decisions and cost control efforts. All accounting, accounts payable, accounts receivable, payroll and human resources software is written and maintained by Lawson Software, Inc. and resides on the Company's IBM AS/400 system. This system provides functions such as scheduling of payments, receiving of payments, general ledger interface, vendor tracking, and flexible reporting options.

TEAM SALES

    Hibbett Team Sales, Inc. ("Team Sales"), a wholly-owned subsidiary of the Company, is a leading supplier of customized athletic apparel, equipment and footwear to school, athletic and youth programs in Alabama. Team Sales sells its merchandise directly to educational institutions and youth associations. The operations of Team Sales are independent of the operations of the Company's stores, and its warehousing and distribution are managed separately out of its own warehouse. The Company believes that Team Sales' operations generate goodwill in the community and introduce young sports enthusiasts to Hibbett as a supplier of sporting goods. Although Team Sales represents a small percentage of the Company's sales and profits, management believes that through the operation of Team Sales the Company is able to enhance many of its vendor relationships.

PROPERTIES


    The Company currently leases all of its existing 82 store locations and expects that its policy of leasing rather than owning will continue as it expands. The Company's leases typically provide for a short initial lease term with options on the part of the Company to extend. Management believes that this lease strategy enhances the Company's flexibility to pursue various expansion opportunities resulting from changing market conditions and to periodically re-evaluate store locations. The Company's ability to open new stores is contingent upon locating satisfactory sites, negotiating favorable leases and recruiting and training additional qualified management personnel.



    As current leases expire, the Company believes that it will be able either to obtain lease renewals if desired for present store locations or to obtain leases for equivalent or better locations in the same general area. To date, the Company has not experienced difficulty in either renewing leases for existing locations or securing leases for suitable locations for new stores. A majority of the Company's store leases contain provisions that would permit the landlord to terminate the lease or to increase rent upon a change in control of the Company. The Recapitalization constituted a change in control that triggered these rights for a majority of the Company's landlords as of November 1, 1995, the date of the consummation of the Recapitalization. Many of such leases also require the Company to give notice of any change in control. No notice was given to landlords prior to the Recapitalization. As of September 30, 1996, the Company has not received any notice regarding any landlord's intention to either terminate a lease or to increase rent as a result of the Recapitalization. In addition, the Offering may constitute a similar change in control under some of the Company's leases and the Company's reincorporation in Delaware may be prohibited under some of the leases. In addition, many of the

Company's leases contain certain provisions with which the Company may not be in compliance. Based primarily on the Company's belief that it maintains good relations with its landlords, that most of its leases are at market rents and that it has historically been able to secure leases for suitable locations, management believes that these provisions will not have a material adverse effect on the business or financial condition of the Company.

    The Company moved its operations to the newly-built corporate offices and distribution center in Birmingham, Alabama in January 1996. The offices and the distribution center are leased by the Company under a long term operating lease. Team Sales owns its warehousing and distribution center located in Birmingham, Alabama.

COMPETITION


    The business in which the Company is engaged is highly competitive and many of the items sold by the Company are sold by local sporting goods stores, department and discount stores, athletic footwear and other specialty athletic stores, traditional shoe stores and national and regional full-line sporting goods stores. The marketplace for sporting goods remains highly fragmented as many different retailers compete for market share by utilizing a variety of store formats and merchandising strategies. In recent years, the growth of large format retailers has resulted in significant consolidation in large metropolitan cities. However, the Company believes that the competitive environment for sporting goods remains different in small to mid-sized markets where retail demand may not support larger format stores. In smaller markets such as those targeted by the Company's Hibbett Sports format, national chains compete by focusing on a speciality category like athletic footwear in the case of Foot Locker and Foot Action. Accordingly, many of the stores with which the Company competes are units of national chains that have substantially greater financial and other resources than the Company. Hibbett Sports format stores compete with national chains that focus on athletic footwear, local sporting goods stores, department and discount stores and traditional shoe stores. Although its Hibbett Sports format may face competition from a variety of competitors, the Company believes that its Hibbett Sports format is able to compete effectively by distinguishing itself as a full-line sporting goods store with an emphasis on team and individual sports merchandise complemented by a selection of localized apparel and accessories. The larger markets targeted by Sports & Co. superstores, competition is also intense. The Company's Sports & Co. superstores compete with sporting goods superstores, athletic footwear superstores and mass merchandisers. Competitors of Sports & Co.'s superstores may carry similar product lines and national brands and a broader assortment. The Company believes the principal competitive factors in its markets are service, breadth of merchandise offered, availability of brand names, availability of local merchandise and price. The Company believes it competes favorably with respect to these factors in the small to mid-sized markets in the Southeast. However, there can be no assurance that the will continue to be able to compete successfully against existing or future competitors. Expansion by the Company into markets served by its competitors, entry of new competitors or expansion of existing competitors into the Company's markets, could have a material adverse effect on the Company's business, financial condition and results of operations.


EMPLOYEES

    The Company employed approximately 380 full-time and approximately 610 part-time employees at August 3, 1996, none of whom are represented by a labor union. The number of part-time employees fluctuates depending on seasonal needs. There can be no assurance that the Company's employees will not, in the future, elect to be represented by a union. The Company considers its relationship with its employees to be good and has not experienced significant interruptions of operations due to labor disagreements.

LEGAL PROCEEDINGS

    The Company is a party to various legal proceedings incidental to its business. In the opinion of management, after consultation with legal counsel, the ultimate liability, if any, with respect to those proceedings is not presently expected to materially affect the business, financial position or results of operations of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of August 3, 1996 are as follows:

                   NAME                      AGE                    POSITION
------------------------------------------   ---   ------------------------------------------

Michael J. Newsome........................         President; Chief Operating Officer;
                                             57    Director

Susan H. Fitzgibbon.......................   32    Chief Financial Officer

Joy A. McCord.............................   41    Vice President of Merchandising

Cathy E. Pryor............................   33    Vice President of Store Operations

John F. Megrue............................   38    Chairman of the Board; Director

Clyde B. Anderson.........................   36    Director

Barry H. Feinberg.........................   51    Director

F. Barron Fletcher, III...................   29    Director

Thomas A. Saunders, III...................   60    Director

    Michael J. Newsome has been the President and the Chief Operating Officer of the Company since 1981. Since joining the Company as an outside salesman over 30 years ago, Mr. Newsome has held numerous positions at Hibbett, including as retail clerk, outside salesman to schools, store manager, district manager, division manager and president. Prior to joining the Company, Mr. Newsome worked in the sporting goods retail business for six years.

    Susan H. Fitzgibbon has been the Chief Financial Officer of the Company since April 1996. Prior to joining the Company, she held various financial positions at Bruno's Inc., a supermarket store operator, from December 1992 through April 1996, serving most recently as Controller. Prior to Bruno's Inc., Ms. Fitzgibbon spent six years at Arthur Andersen LLP during which she worked extensively with retailing clients.

    Joy A. McCord has been the Vice President of Merchandising at the Company since 1995. Ms. McCord is responsible for buying, advertising and inventory control. Ms. McCord has been with the Company for nine years. During that time, she has held positions as sporting goods buyer for four years and general merchandise manager for five years. Prior to joining the Company, she worked as a department manager at Loveman's department stores for two years and merchandise buyer at Parisian department stores for eight years. Ms. McCord has over 19 years of experience in the retailing industry.

    Cathy E. Pryor has been the Vice President of Store Operations at the Company since 1995. Her responsibilities include overseeing all of the stores, directing district managers, organizing training and overseeing management information systems. Ms. Pryor has been with the Company for eight years. During that time, she has held positions as a district manager and Director of Store Operations. Prior to joining the Company, she worked at Champs as a district manager. Ms. Pryor has over eleven years of experience in the sporting goods retail business.

    John F. Megrue has been a Director and Chairman of the Board of the Company since 1995. Mr. Megrue has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue, L.P., a private equity investment firm, and each of the Funds, since 1992. From 1989 to 1992, Mr. Megrue served as a Vice President and Principal at Patricof & Co., a private equity investment firm, and prior thereto he served as a Vice President at C.M. Diker Associates, a private equity investment firm. Mr. Megrue is also a Vice Chairman and director of Dollar Tree Stores, Inc.

    Clyde B. Anderson has been a Director of the Company since 1987. Mr. Anderson has served as the Chief Executive Officer of Books-A-Million, Inc., a book retailer, since July 1992 and as director and President of Books-A-Million, Inc. since November 1987.

    Barry H. Feinberg has been a Director of the Company since 1996. Mr. Feinberg has been an advisor to Saunders Karp & Megrue, L.P. since 1994. He is a founding partner of Kaiser, Feinberg & Associates, a marketing consulting firm, specializing in multi-market retail organizations. From 1974 until 1991, he was with Silo, Inc., a national consumer electronics retailer, where he served as President and CEO from 1978 to 1991. Mr. Feinberg currently teaches courses in retailing and retail marketing at the Wharton School at the University of Pennsylvania. He also serves as a director of Deb Shops, Inc.

    F. Barron Fletcher, III has been a Director of the Company since 1995. Mr. Fletcher joined Saunders Karp & Megrue, L.P. as an associate in 1992 and is currently a principal. Prior to joining Saunders Karp & Megrue, L.P., from 1991 through 1992, Mr. Fletcher was a financial analyst with Wasserstein Perella & Co. where he served in the merchant banking department and also in mergers and acquisitions. Prior to that, Mr. Fletcher was a financial analyst with Trammell Crow Ventures which specialized in leveraged acquisitions and divestitures in the real estate industry.

    Thomas A. Saunders, III, has been a Director of the Company since 1995. Mr. Saunders has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue, L.P. and each of the Funds, since 1990. Before founding Saunders Karp & Megrue, L.P., Mr. Saunders served as a Managing Director of Morgan Stanley & Co. Incorporated from 1974 to 1989 and as Chairman of The Morgan Stanley Leveraged Equity Fund II, L.P., from 1987 to 1989. Mr. Saunders is a member of the Board of Visitors of the Virginia Military Institute and is the Chairman of the Board of Trustees of the University of Virginia's Darden Graduate School of Business Administration. Mr. Saunders is also a Trustee of the Cold Spring Harbor Laboratory and a director of Dollar Tree Stores, Inc.

    Prior to the closing of the Offering, the Company's Certificate of Incorporation will provide that the number of directors constituting the Board of Directors shall be such number, not more than nine or less than six, as is established from time to time by resolution of the Board of Directors pursuant to the Bylaws. The Board of Directors currently consists of six directors who, prior to the closing of the Offering, will be divided into three classes of two directors, designated Class I, Class II and Class III. Messrs. Feinberg and Fletcher will be designated as Class I directors, Messrs. Newsome and Saunders will be designated as Class II directors and Messrs. Anderson and Megrue will be designated as Class III directors. The initial Class I directors will serve until the annual shareholder meeting in 1997, the initial Class II directors will serve until the annual shareholder meeting in 1998 and the initial Class III directors will serve until the annual shareholder meeting in 1999.

    All of the current members of the Board of Directors were elected pursuant to the Stockholders Agreement. See "Certain Transactions--Stockholders Agreement."

    It will be necessary for the Company to have two independent directors within 90 days after the date of this Prospectus in order to maintain its Nasdaq National Market listing. Failure to have such directors within such period could result in a delisting of the Common Stock from the Nasdaq National Market.

    The Company's Board of Directors intends to establish an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The Audit Committee will recommend the annual engagement of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments, related fees, the accounting principles used by the Company in financial reporting and the adequacy of the Company's internal control procedures. The Compensation Committee will determine officers' salaries and bonuses, and will administer the Company's stock plans. The two new independent directors will be appointed to the Audit and Compensation

Committees at the time they are elected to the Board of Directors of the Company. Further, the approval of disinterested directors will be required for any material agreements or arrangements between the Company and directors, officers, existing principal shareholders and their affiliates. The Company intends to establish an executive committee and Clyde B. Anderson will be appointed the chairman thereof. See "Certain Transactions--Advisory Agreements."

DIRECTOR COMPENSATION

    During fiscal 1996, Clyde B. Anderson was paid $45,000 for his services as a director. Following the completion of the Offering, pursuant to the Bylaws, each non-employee director will be entitled to an annual fee of $10,000 plus $500 for each meeting, which fee may be waived by that director. All directors currently in office intend to waive their fees.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the President and each other executive officer whose compensation for services rendered in fiscal 1996 exceeded $100,000.

                                             SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------
                                                                              LONG-TERM COMPENSATION
                                                                         --------------------------------
                                                                                 AWARDS
                                                                         ----------------------
                                       ANNUAL COMPENSATION                            SECURITIES  PAYOUTS
                           -------------------------------------------   RESTRICTED   UNDERLYING  -------   ALL OTHER
   NAME AND PRINCIPAL                                        OTHER         STOCK       OPTIONS     LTIP     COMPENSA-
         POSITION          YEAR(1)    SALARY     BONUS    COMPENSATION     AWARDS     /SARS (2)   PAYOUTS   TION (3)
-------------------------  -------   --------   -------   ------------   ----------   ---------   -------   ---------
Michael J. Newsome,
 President, Chief
 Operating Officer and
Director.................    1996    $112,692   $96,705     --             --           40,983     --        $ 6,750
Cathy E. Pryor, Vice
 President of Store
Operations...............    1996    $ 75,654   $31,894     --             --           12,684     --        $ 4,291

------------

(1) Hibbett's fiscal year ends on the Saturday nearest to January 31 of each year.

(2) Consists of stock options granted pursuant to the Hibbett Sporting Goods, Inc. Stock Option Plan.

(3) Consists of contributions by the Company under the Hibbett Sporting Goods, Inc. 401(k) Profit Sharing Plan.

STOCK OPTION PLANS

    The Company's shareholders approved and adopted the Hibbett Sporting Goods, Inc. Stock Option Plan (as amended from time to time, the "Original Plan") as of August 25, 1995, in order to provide selected officers and employees of the Company who are responsible for the conduct and management of its business with equity-based incentives in connection with the performance of their duties and responsibilities with the Company. Under the Original Plan, 66,352 shares of Common Stock are reserved for issuance. Options on all of these shares have been granted and the Company's Board of Directors has discontinued future grants of stock options under the Original Plan. As of April 1, 1996, the Company's shareholders approved and adopted the Hibbett Sporting Goods, Inc. 1996 Stock Option Plan (as amended from time to time, the "1996 Plan") under which future grants of stock options under the Company's stock option program will be made. Under the 1996 Plan, 238,566 shares of Common Stock have been reserved for issuance.

    The Original Plan and the 1996 Plan (collectively, the "Plans") provide for the grant of stock options, which may be non-qualified stock options or incentive stock options for tax purposes. Following the completion of the Offering, the Plans will be administered by a Compensation Committee consisting of members of the Company's Board of Directors who are "non-employee directors" within the meaning set forth in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended. Under the Plans, all full-time employees selected by the Compensation Committee will be eligible to receive options.

    The Compensation Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations that the option price per share under the Plans may not be less than the fair market value of a share of Common Stock on the date of grant and the term of an option may not be longer than ten years. Payment of the option price may be made in the discretion of the Compensation Committee in cash or common stock or a combination thereof. Options granted under the Plans are not transferable except by will or the laws of descent and distribution, and are exercisable during the optionee's life only by the optionee.

    In the event of a change in control (as defined in the Plans), the Compensation Committee may take any action it deems appropriate with respect to outstanding options.

    The Plans may be amended or terminated by the Compensation Committee from time to time to the extent deemed appropriate; provided however that no amendment shall be made (i) which would impair the rights of an optionee without such optionee's consent or (ii) in the case of the Original Plan, which would increase the number of shares reserved for issuance under such Plan or change the class of employee eligible to participate in such Plan absent shareholder approval.

    Options to purchase a total of 66,352 shares of Common Stock have been granted under the Original Plan to six employees of the Company, including a grant to Mr. Newsome of an option to purchase 40,983 shares of Common Stock and a grant to Ms. Pryor of an option to purchase 12,684 shares of Common Stock. Ms. Pryor's options granted under the Original Plan vest over a three year period in equal installments beginning on the first anniversary of the grant date. Mr. Newsome's options vest over five years in equal installments beginning on the first anniversary of the grant date. On April 1, 1996 options to purchase a total of 45,409 shares of Common Stock were granted under the 1996 Plan to 36 employees, including a grant to Ms. Pryor of an option to purchase 10,655 shares of Common Stock. Effective upon consummation of the Offering, grants of options to purchase a total of 32,787 shares of Common Stock at a price equal to the public offering price will be made under the 1996 Plan to four employees, including Mr. Newsome and Ms. Pryor. Mr. Newsome and Ms. Pryor will be granted options to purchase 11,475 and 8,197 shares of Common Stock, respectively. Options granted under the 1996 Plan vest over a five year period, in equal installments, beginning on the first anniversary of the grant date.

STOCK PLAN FOR OUTSIDE DIRECTORS

    The Company's Board of Directors has adopted, and the Company's shareholders have approved the Outside Director Stock Plan, which plan shall become effective upon consummation of the Offering. The Outside Director Stock Plan provides for awards of nonqualified options to directors of the Company who are not employees of the Company, Saunders Karp & Megrue, L.P. or any affiliate of either of them ("Eligible Directors"). The purpose of the Outside Director Stock Plan is to promote the interests of the Company and its shareholders by increasing the proprietary interest of Eligible Directors in the growth and performance of the Company.

    Pursuant to the Outside Director Stock Plan, on the closing date (the "Effective Date") of the Offering each Eligible Director will be granted an option to purchase 5,000 shares of Common Stock and each Eligible Director elected following the Effective Date will be granted an option to purchase 5,000 shares of Common Stock upon his initial election to the Board. On the last day of each fiscal year of the Company (beginning with the fiscal year commencing on a date following the Offering), each Eligible Director shall be granted an additional option for 2,500 shares of Common Stock; provided that any person elected as an Eligible Director during a fiscal year will be granted an option for a prorated portion of 2,500 shares on the last day of the fiscal year during which such person was elected. Each option will: (i) vest immediately; and (ii) expire on the earlier of the tenth anniversary of the grant date or one year from the date on which an optionee ceases to be an Eligible Director. The exercise price per share of Common Stock will be 100% of the fair market value per share on the grant date.

    The maximum number of shares of Common Stock in respect of which options may be granted under the Outside Director Stock Plan is 50,000. Shares of Common Stock subject to options that are forfeited, terminated or canceled will again be available for awards. The shares of Common Stock to be delivered under the Outside Director Stock Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares. The number and class of shares available under the Outside Director Plan and/or subject to outstanding options may be adjusted by the Board of Directors to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.

    The Outside Director Stock Plan will be administered by the Board of Directors. Subject to the provisions of the Outside Director Stock Plan, the Board shall be authorized to interpret the Outside Director Stock Plan, to establish, amend, and rescind any rules and regulations relating to it and to make all other determinations necessary or advisable for its administration; provided, however, that the Board will have no discretion with respect to the selection of directors to receive options, the number of shares of Common Stock subject to any such options, the purchase price thereunder or the timing or term of grants of options. The determinations of the Board in the administration of the Outside Director Stock Plan will be final and conclusive. The validity, construction and effect of the Outside Director Stock Plan and any rules and regulations relating to it will be determined in accordance with the laws of the State of Delaware.

    The options granted under the Outside Director Stock Plan may not be assigned or transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

    No option may be granted under the Outside Director Stock Plan after the tenth annual meeting of the Company's shareholders following the consummation of the Offering unless the plan is extended by the shareholders.

    The Outside Director Stock Plan may be amended by the Company's Board of Directors, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided that the Company's Board of Directors may not, except in the limited circumstances described above, without the authorization and approval of shareholders: (i) increase the number of shares of Common Stock which may be purchased pursuant to options, either individually or in the aggregate; (ii) change the requirement that option grants be priced at fair market value; or (iii) modify in any respect the class of individuals who constitute Eligible Directors.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Board of Directors has adopted and the Company's shareholders have approved the Hibbett Sporting Goods, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). Under the Employee Stock Purchase Plan, a maximum of 75,000 shares of Common Stock may be purchased from the Company by the employees through payroll withholding pursuant to a series of quarterly offerings following the consummation of the Offering. The Employee Stock Purchase Plan is established pursuant to the provisions of Section 423 of the Code. All full-time employees who have completed one year of service, except for employees who own Common Stock of the Company or options on such stock which represent more than 5% of the Common Stock of the Company, are eligible to participate. The Employee Stock Purchase Plan will be administered by a committee of the Board of Directors (the "Committee"). The Committee shall have discretion to administer, interpret and construe any and all provisions of the Employee Stock Purchase Plan. The Committee's determinations will be conclusive. In the event of certain corporate transactions or events affecting the Common Stock or structure of the Company, the Committee may make certain adjustments set forth in the Employee

Stock Purchase Plan. The Board may amend, alter or terminate the Plan at any time; provided that shareholder approval must generally be obtained for any change that would require shareholder approval under any regulatory or tax requirement that the Board deems desirable to comply with or obtain relief under and subject to the requirement that no rights under an outstanding option may be impaired by such action without the consent of the holder thereof. The purchase price of the Common Stock will be 85% of the fair market value of the Common Stock on the date of the offering commencement or termination, whichever is lower. The Shares of Common Stock which may be purchased pursuant to the Employee Stock Purchase Plan will be made available from authorized but unissued shares of Common Stock or from treasury shares. No employee will be granted any right to purchase Common Stock with a value in excess of $25,000 per year.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning grants of stock options made to the executive officers named in the Summary Compensation Table during the fiscal year ended February 3, 1996.

                                                                                               POTENTIAL
                                                                                          REALIZABLE VALUE AT
                                                                                             ASSUMED ANNUAL
                                                                                          RATES OF STOCK PRICE
                                                                                              APPRECIATION
                                                 INDIVIDUAL GRANTS                          FOR OPTION TERM
                              --------------------------------------------------------    --------------------
                               NUMBER OF        % OF TOTAL
                               SECURITIES      OPTIONS/SARS     EXERCISE
                               UNDERLYING       GRANTED TO      OR BASE
                              OPTIONS/SARS      EMPLOYEES        PRICE      EXPIRATION
           NAME                 GRANTED       IN FISCAL YEAR     ($/SH)        DATE        5% (3)     10% (3)
---------------------------   ------------    --------------    --------    ----------    --------    --------
Michael J. Newsome.........     40,983(1)          61.77%         6.10        11/01/05    $157,224    $398,436
Cathy E. Pryor.............     12,684(2)          19.12%         1.89         8/25/01    $  8,153    $ 18,497

------------

(1) These options have a term of ten years and vest over a five year period, in equal installments beginning on the first anniversary of the grant date. These options were granted as of November 1, 1995 under the Original Plan pursuant to the terms of the Employment Agreement. See "--Employment Agreement."

(2) These options have a term of six years and vest over a three year period, in equal installments beginning on the first anniversary of the grant date.

(3) The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the assumed rates of appreciation will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    No options were exercised by the executive officers named in the Summary Compensation Table during fiscal 1996. No stock appreciation rights were exercised by such executive officers or were outstanding at the end of the year. The following table sets forth certain information concerning unexercised options and fiscal year-end option values for the named executive officers.

                                                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                       OPTIONS/SARS                   OPTIONS/SARS
                                                  AT FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($)
                     NAME                        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE (1)
----------------------------------------------   -------------------------    -----------------------------
Michael J. Newsome............................            0/40,983                           0/0
Cathy E. Pryor................................            0/12,684                      0/53,388

------------

(1) Based on the fair market value of the Company's Common Stock at the end of fiscal 1996 ($6.10 per share), as determined by the Company's Board of Directors less the exercise price payable for such shares.

EMPLOYMENT AGREEMENT

    Michael J. Newsome, President and Chief Operating Officer of the Company, has entered into an employment agreement with the Company and a letter agreement with the Board of Directors of the Company (collectively, the "Employment Agreement") which took effect on November 1, 1995. The Employment Agreement has an initial term that expires on November 1, 1998 and provides for annual base salary and annual incentive bonuses and the grant of the options set forth above. If the Company terminates Mr. Newsome's employment without cause, as defined in the Employment Agreement (other than by reason of death or disability), or Mr. Newsome terminates his employment for good reason, as defined in the Employment Agreement, the Employment Agreement provides that Mr. Newsome will continue to receive his base salary and certain benefits for what would have been the remainder of the employment term determined without regard to such termination. Notwithstanding the foregoing, such payments will cease if Mr. Newsome breaches the noncompetition clause, described below. If the Company terminates Mr. Newsome's employment without cause or Mr. Newsome terminates his employment with good reason, the Company will have the right to purchase and Mr. Newsome will have the right to sell the shares of Common Stock held by him on October 31, 1995 at a price equal to the fair market value, as determined by the Compensation Committee of the Board of Directors. If the Company terminates Mr. Newsome's employment for cause or Mr. Newsome terminates his employment for any reason other than good reason, the Employment Agreement provides that the Company will have a right to repurchase such shares at book value, as defined in the Employment Agreement. The Employment Agreement includes a noncompetition clause requiring Mr. Newsome not to compete with the Company following a termination of his employment for a period which may be as long as the longer of
(i) two years after ceasing to be employed and (ii) what would have been the remaining term of employment without regard to such termination of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors does not currently have a compensation committee, but anticipates establishing one within 90 days of the closing of the Offering. The functions of the compensation committee other than administration of the Plans, as discussed above, are currently performed by the Board of Directors of the Company. Mr. Newsome, the President of the Company, serves on the Board of Directors and on the committee established to administer the Plans prior to establishment of the compensation committee.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information concerning the beneficial ownership of the Common Stock as of August 3, 1996 and as adjusted to reflect the sale of 2,000,000 shares of Common Stock offered hereby by (i) each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director and (iv) all directors and executive officers as a group:

                                                      PRIOR TO OFFERING                 AFTER OFFERING
                                                -----------------------------    -----------------------------
                                                   COMMON STOCK                     COMMON STOCK
   NAME AND ADDRESS OF BENEFICIAL OWNER(1)      BENEFICIALLY OWNED    PERCENT    BENEFICIALLY OWNED    PERCENT
---------------------------------------------   ------------------    -------    ------------------    -------
The SK Equity Fund, L.P.(2)
SK Investment Fund, L.P.(2)
Allan Karp(2)
John F. Megrue(2)
Thomas A. Saunders, III(2)
Two Greenwich Plaza
  Suite 100
  Greenwich, CT 06830........................        2,886,721           74%          2,886,721           49%
Clyde B. Anderson(3)
  402 Industrial Lane
  Birmingham, AL 35211.......................          338,844            9%            338,844            6%
Michael J. Newsome(4)
  451 Industrial Lane
  Birmingham, AL 35211.......................          122,950            3%            122,950            2%
All Directors and Executive Officers as a
group(3)(5)..................................        3,354,857           86%          3,354,857           57%

------------

(1) As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days and such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2) Includes 2,855,484 shares owned by The SK Equity Fund, L.P. and 31,237 shares owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of The SK Equity Fund, L.P. and SK Investment Fund, L.P. Messrs. Karp, Megrue and Saunders are general partners of SKM Partners, L.P., and, therefore, may be deemed to have beneficial ownership of the shares shown as being owned by the Funds above. Messrs. Karp, Megrue and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

(3) Includes 35,885 shares owned by various trusts for the benefit of Mr. Anderson's children in respect of which Mr. Anderson's wife is the trustee and 70,820 shares issuable upon the exercise of options granted on August 1, 1996. See "Certain Transactions--Advisory Agreements."

(4) Mr. Newsome retains voting power with respect to 16,393 shares held by his relatives. All 122,950 shares owned by Mr. Newsome and his relatives are subject to call by the Company at "book value" or "fair market value" if Mr. Newsome's employment is terminated under certain circumstances set forth in the Employment Agreement. See "Management--Employment Agreement."

(5) Includes shares held by the Funds as a result of affiliations described in note (2) above and options to purchase 6,342 shares held by the executive officers, which will become exercisable within 60 days.

    Prior to the consummation of the Offering, the Anderson Shareholders collectively own approximately 22% of the Company's Common Stock, including the Common Stock shown as being owned by Clyde B. Anderson in the table above. After the consummation of the Offering, the Anderson Shareholders will collectively own approximately 14% of the Company's Common Stock. The Anderson Shareholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc. offer, sell, grant any option to purchase or otherwise dispose of the Company's Common Stock or any securities convertible into or exchangeable for such Common Stock.

                              CERTAIN TRANSACTIONS

    The Company believes that the terms of each transaction described below are comparable to, or more favorable to the Company than, the terms that would have been obtained in an arms' length transaction with an unaffiliated party.

Transactions Related to the Recapitalization


    Prior to November 1, 1995, all of the issued and outstanding common stock of the Company was owned by Charles C. Anderson, Sr., Joel R. Anderson, Charles C. Anderson, Jr., Terry C. Anderson, Clyde B. Anderson, Harold M. Anderson, certain Anderson family trusts and certain other persons (the "Anderson Shareholders") and by Michael J. Newsome. Pursuant to the terms of a stock purchase and redemption agreement dated November 1, 1995 (the "Stock Purchase Agreement"), The SK Equity Fund, L.P. (the "Equity Fund") and SK Investment Fund, L.P. (the "Investment Fund" and, together with the "Equity Fund", the "Funds") agreed to acquire from the Company for $24,250,000 in cash, and the Company agreed to issue and sell (i) to the Funds: (x) 17,609,000 shares (2,886,721 shares after giving retroactive effect to the reverse stock split discussed in Note 10 of Notes to Consolidated Financial Statements) of Common Stock and (y) $4,574,000 aggregate principal amount of its 12% Subordinated Notes due November 1, 2002 (the "Subordinated Notes"), and (ii) to the Equity Fund $2,500,000 in the aggregate principal amount of its 12% Senior Subordinated Note due November 2, 2000 (the "Senior Subordinated Notes") (collectively, the "Acquisition"). In addition, pursuant to the terms of the Stock Purchase Agreement, the Company agreed, upon the consummation of the Acquisition, to redeem from the Anderson Shareholders 34,220,000 shares (5,609,836 shares after giving retroactive effect to the reverse stock split discussed in Note 10 of Notes to Consolidated Financial Statements) of Common Stock (the "Redemption") in exchange for: (i) $22,250,000 in cash, (ii) $1,625,000 aggregate principal amount of the Senior Subordinated Notes and (iii) $11,426,000 aggregate principal amount of the Subordinated Notes. Thus, upon the consummation of the Acquisition and the Redemption, the Funds and the Anderson Shareholders owned 17,609,000 and 5,030,000 shares (2,886,721 and 824,590 shares after giving retroactive effect to the reverse stock split discussed in Note 10 of Notes to Consolidated Financial Statements) of Common Stock, respectively, or approximately 75.3% and 21.5% of the outstanding Common Stock, respectively. The remaining 750,000 shares (122,950 shares after giving retroactive effect to the reverse stock split discussed in Note 10 of Notes to Consolidated Financial Statements) of Common Stock were held by Mr. Newsome. In February, 1996 the Company repaid in full all the amounts outstanding under the Senior Subordinated Notes.


    The Subordinated Notes were issued by the Company at a discount, with a yield to maturity compounded annually of 14.92%. Pursuant to the terms of the Subordinated Notes, payment of interest accrued thereon during the first year of the term thereof is deferred until November 1, 1996. The Company is permitted to redeem the Subordinated Notes at their face value plus the interest accrued thereon until the day of redemption out of the proceeds from a public offering of its stock. The Subordinated Notes bear interest at the rate of 12% per annum and mature on November 1, 2002. The Company intends to redeem the Subordinated Notes out of the proceeds of the Offering.

    Prior to November 1, 1995, in consideration for his assistance in arranging the Recapitalization, the Company issued to Clyde B. Anderson 322,419 shares (52,855 shares after giving retroactive effect to the reverse stock split discussed in Note 10 of Notes to Consolidated Financial Statements) of Common Stock which at the time of issuance had the aggregate value of $322,419.


Stockholders Agreement

    In connection with the Acquisition and the Redemption, the Company, the Anderson Shareholders, Mr. Newsome and the Funds entered into a stockholders agreement dated as of November 1, 1995, as amended (the "Stockholders Agreement"). Except for provisions relating to indemnification and contribution, the Stockholders Agreement will terminate when the number of shares of Common Stock held by the Anderson Shareholders falls below 323,688. The Company anticipates that immediately following the consummation of the Offering the Anderson Shareholders will hold 647,377 shares of Common Stock.

    The Stockholders Agreement specifies the number of members of the Board of Directors of the Company as not more than nine and not less than six persons as well as the right of the Funds to nominate the majority of such members and the right of the Anderson Shareholders to nominate one such member. Such directors can only be removed for cause or if persons entitled to designate such directors consents to removal in writing.

    Actions of the Board require either (i) the affirmative vote of a majority of the directors at a duly convened meeting of the Board at which a quorum, of whom the majority must be designees of the Funds (other than the independent directors), is present or (ii) the unanimous written consent of the Board. Certain actions including an amendment to the Company's Articles of Incorporation or Bylaws, a sudden and material change in the Company's line of business, certain related party transactions and a change in the Company's auditors prior to the completion of the fiscal 1997 audit, require the affirmative vote of the Board, with the director designated by the Anderson Shareholders voting in the affirmative.

    Subject to certain exceptions, including the public offering of Common Stock, the Stockholders Agreement currently provides preemptive rights to each of the Funds, the Anderson Shareholders and Mr. Newsome to purchase their respective pro rata portions of any newly issued stock of the Company or any newly issued securities convertible, exchangeable or exercisable into the Company's stock.

    The Stockholders Agreement grants the Anderson Shareholders and Mr. Newsome "tag along" rights to participate in a private sale of shares of Common Stock by the Funds to a third party. In addition, the Stockholders Agreement grants the Funds certain "drag along rights" to compel the Anderson Shareholders and Mr. Newsome to participate in a private sale of all the shares of Common Stock owned by the Funds to a third party.

    The Stockholders Agreement also grants to the Funds unlimited demand registration rights and to the Anderson Shareholders, holding the majority of the total number of shares of Common Stock held by the Anderson Shareholders, one demand registration right that becomes exercisable 270 days after the closing of the Offering. The Company, notwithstanding these demand registration rights, shall not be obligated to effect more than one demand registration in any six-month period. The Stockholders Agreement also grants the Funds, the Anderson Shareholders and Mr. Newsome "piggy back" registration rights, subject to certain limitations, if the Company proposes to register its Common Stock. Clyde B. Anderson is entitled to "tag along," "piggy back" and demand registration rights, and is subject to "drag along rights" of the Funds, in respect of 70,820 shares of Common Stock issuable upon the exercise of the stock options granted to him on August 1, 1996. See "--Advisory Agreements."

    The Company is obligated to pay all reasonable fees, costs and expenses in connection with any demand or "piggy back" registration other than underwriting discounts or commissions. The Stockholders Agreement contains customary indemnity provisions between the Company and the selling shareholders for losses arising out of any demand or "piggy back" registration.

Advisory Agreements

    Prior to June 1, 1995, the Company contracted with ANCO Management Services, Inc. ("ANCO"), an affiliated entity of the Anderson Shareholders, to obtain certain financial advisory and administrative services. From June to November 1, 1995, following the liquidation of ANCO, the Company contracted for substantially similar services with Anderson & Anderson, LLC, another affiliated entity of the Anderson Shareholders. Fees for those services amounted to $227,000, $256,000 and $95,000 in fiscal 1994, 1995 and 1996, respectively. On
November 1, 1995, the Company entered into an advisory agreement with Saunders Karp & Megrue, L.P. ("SKM"), a limited partnership the general partner of which is SKM Partners L.P., which is also the general partner of each of the Funds. Pursuant to the advisory agreement SKM has agreed to provide certain financial advisory services to the Company. In consideration for these services, SKM is entitled to receive an annual fee of $200,000, payable quarterly in advance. The expenses incurred in respect of that fee were $50,000 in fiscal 1996 and $100,000 during the twenty-six week period ending on August 3, 1996. The Company also has agreed to indemnify SKM for certain losses arising out of the provision of advisory services and to reimburse certain of SKM's out-of-pocket expenses. In addition, on November 1, 1995, the Company paid SKM a one-time fee of $500,000 primarily for its assistance in the arrangement, placement and negotiation of the Term Loan and the Revolving Loan Agreement.


    The Company and Clyde B. Anderson have entered into an agreement effective as of August 1, 1996, pursuant to which the Company granted to Clyde B. Anderson options to buy 70,820 shares of Common Stock at an exercise price of $8.48 per share (the "August Options") and agreed to pay him an annual fee of $50,000 in consideration for his agreement to provide advisory services to the Company. The Board of Directors of the Company intends to appoint Mr. Anderson the chairman of an executive committee promptly upon establishment of that committee, and Mr. Anderson will provide advisory services to the Company in such capacity. The August Options are exercisable beginning six months after the closing of the Offering, and will expire nine months after the closing of the Offering. The shares of Common Stock issuable upon the exercise of the August Options will be subject to the provisions of the Stockholders Agreement.


Non-Competition Agreement

    Messrs. Charles C. Anderson, Joel R. Anderson and Clyde B. Anderson, as former controlling shareholders of the Company, have entered into a non-competition agreement with the Company and the Funds in connection with the Acquisition and Redemption. Under the agreement, Messrs. Andersons agreed not to be engaged in the retail sales of athletic equipment, apparel, footwear or other sporting goods in any and all states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Illinois, Tennessee and any other state immediately adjacent to any of the foregoing states at any time prior to November 1, 2000.

Certain Transactions with Anderson Entities

    In November 1994, Hibbett paid $118,788 to reimburse Books-A-Million, Inc. ("Books-A-Million"), a book retailer in the southeastern United States controlled by the Anderson Shareholders, for payments made under a tax sharing arrangement.

    In fiscal 1994, the Company paid $66,227 in respect of certain vehicle purchases to Anderson Ford, a car dealership affiliated with the Anderson Shareholders.

    During fiscal 1995, the Company borrowed funds from ANCO, an affiliated entity of the Anderson Shareholders, to fund certain working capital needs. The average amount outstanding under these loans during fiscal 1995 was $120,000, the maximum amount outstanding was $810,000 and the weighted average interest rate was 7.45%. The loans were repaid in full during fiscal 1995.

    In February 1996 the Company sold its leasehold interest in its former headquarters and distribution facility to Anderson & Anderson, LLC, an entity affiliated with certain Anderson Shareholders, for $850,000.

    Hibbett has recently entered into a sublease agreement ("Sublease Agreement") with Books-A-Million, pursuant to which Hibbett will sublease certain real estate from Books-A-Million in Florence, Alabama for one of its stores. The term of the Sublease Agreement expires in June 2008. Under the Sublease Agreement, Hibbett will make annual lease payments to Books-A-Million of approximately $190,000.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no public market for the Common Stock of the Company and there can be no assurance that an active trading market in the Common Stock will develop subsequent to the Offering or, if developed, that it will be sustained. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices or the Company's ability to raise capital in the equity markets.

    Upon completion of the Offering, the Company will have 5,834,262 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options). Of these shares, the 2,000,000 shares sold in the Offering will be freely transferable by persons other than affiliates of the Company without registration under the Act. On the date of this Prospectus, 3,834,262 "restricted shares" as defined in Rule 144 will be outstanding. Of such shares, and without consideration of the contractual restrictions described below, 16,393 shares would be available for immediate sale in the public market without restriction pursuant to Rule 144(k). Beginning 90 days after the date of this Prospectus, and without consideration of the contractual restrictions described below, an additional 931,148 shares would be eligible for sale in reliance upon Rule 144 promulgated under the Act. The holders of the remaining 2,886,721 restricted shares will not be able to sell such shares pursuant to Rule 144 until November 1, 1997, when a two year period will have elapsed since the shares were acquired from the Company. Furthermore, holders of an aggregate of 3,834,262 shares are entitled to piggyback registration rights, of which 3,711,311 shares are also entitled to demand registration rights. In addition, Clyde B. Anderson is entitled to piggyback and demand registration rights in respect of 70,820 shares issuable upon the exercise of the stock options granted to him on August 1, 1996. See "Certain Transactions--Stockholders Agreement" and "-- Advisory Agreements." To date, none of these holders has indicated an intention to exercise such demand registration rights.

    The officers, directors and all the shareholders of the Company have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of Common Stock of the Company or any securities convertible into, or exchangeable for, shares of Common Stock, subject to certain exceptions, owned by them without the prior written consent of Smith Barney Inc. for a period of 180 days after the date of this Prospectus. As a result of these contractual restrictions and the provisions of Rule 144, 947,541 shares will be eligible for sale beginning 180 days after the date of this Prospectus subject to Rule 144 volume limitations applicable to affiliates.

    In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person (or persons whose shares are aggregated) may sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock

(approximately 60,000 shares immediately after the Offering) or the average weekly trading volume of the Company's Common Stock during the four-calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission; provided that at least two years have elapsed since the shares to be sold were last acquired from the Company or an affiliate of the Company. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, may sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements; provided that at least three years have elapsed since the shares to be sold were last acquired from the Company or an affiliate of the Company. 947,541 restricted shares have been issued for more than three years and will be eligible for sale under Rule 144(k) if their holders qualify for non-affiliate status.

    The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Smith Barney Inc., subject to certain limited exceptions.

    Following the Offering, the Company intends to file registration statements under the Act covering approximately 430,000 shares of Common Stock issued or reserved for issuance under the Plans. Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

                          DESCRIPTION OF CAPITAL STOCK


    The Company is authorized to issue 12,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), after giving effect to the reincorporation of the Company in Delaware prior to the completion of the Offering. The following summaries of certain provisions of the Common Stock and Preferred Stock are subject to, and qualified in their entirety by, the provisions of the Company's Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus forms a part, and by applicable law.


COMMON STOCK

    As of August 3, 1996 there were 3,834,262 shares of Common Stock outstanding which were held of record by 27 stockholders. There will be 5,834,262 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of the shares of Common Stock offered hereby.

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences as may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Except as provided in the Stockholders Agreement, the holders of Common Stock will have no preemptive or conversion rights or other subscription rights. See "Certain Transactions--Stockholders Agreement." There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors is empowered by the Company's Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without stockholder approval. The Board of Directors may affix and determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any series or class of Preferred Stock preferences, powers and rights, with respect to voting, liquidation or otherwise, senior to the rights of the holders of Common Stock. The issuance of Preferred Stock could have the effect of, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company. There are no shares of Preferred Stock currently outstanding, and the Board of Directors has no present plans to issue any shares of Preferred Stock.

CHARTER AND BYLAW PROVISIONS

    Stockholders' rights and related matters are governed by the Delaware General Corporation Law, the Company's Certificate of Incorporation and its Bylaws. Certain provisions of the Certificate of Incorporation and Bylaws of the Company, which are summarized below, tend to limit stockholders' ability to influence matters of corporate governance. This may make it more difficult to change the composition of the Company's Board of Directors and may discourage or make more difficult any attempt by a persons or group to obtain control of the Company.

    Size of Board, Classified Board, Removal of Directors and Filling
Vacancies. The Company's Certificate of Incorporation provides that subject to the right to elect additional directors that may be granted to holders of any class or series of Preferred Stock, the number of directors shall be fixed from time to time as provided in the Bylaws, but may not consist of more than nine or less than six persons. The Certificate of Incorporation further provides that the directors other than those who may be elected by the holders of any class or series of Preferred Stock shall be classified, with respect to the time for which they severally hold office, into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term. The Bylaws provide that the majority of the votes cast in the election of directors shall elect those directors. Accordingly, the holders of a majority of the then outstanding shares of voting stock can elect all the directors of the class then being elected. The Certificate of Incorporation also provides that a director may be removed by stockholders only for cause by a vote of the holders of more than two-thirds of the shares entitled to vote generally in the election of directors. The Certificate of Incorporation also provides that all vacancies on the Company's Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if the number is less than a quorum.

    The foregoing provisions may have the effect of making it more difficult for stockholders to change the composition of the Board. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not the majority of the Company's stockholders believes that such a change would be desirable.

    Super Majority Voting Requirements. The affirmative vote of the holders of more than two-thirds of the shares entitled to vote generally in the election of directors is required to amend, alter, change or repeal any of the foregoing provisions. In addition, under the Company's Certificate of Incorporation, the Company's Bylaws may not be amended by the stockholders without the affirmative vote of holders of more than two-thirds of the shares entitled to vote generally in the election of directors. This restriction makes it more difficult for the stockholders of the Company to amend the Bylaws and thus enhances the power of the Company's Board of Directors vis-a-vis stockholders with regard to the matters of corporate governance addressed by the Bylaws.

    Limitations on Calling Special Shareholder Meetings. Under the Company's Bylaws, special meetings of the stockholders may only be called by the Chairman of the Board, a majority of the Board of Directors or upon the demand of the holders of a majority of the shares entitled to vote at any such special meeting. This provision makes it more difficult for stockholders to require the Company to call a special meeting of stockholders to consider any proposed corporate action, including any sale of the Company, which may be favored by the stockholders.

DELAWARE LAW

    The Company will be a Delaware corporation and will be subject to Section 203 of the Delaware General Corporation Laws, an anti-takeover law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock, other than "interested stockholders" prior to the time the Common Stock of the Company is quoted on the Nasdaq National Market. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

LIMITATION OF DIRECTORS' LIABILITY

    Section 145 of the Delaware General Corporation Act permits the Company to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings "if [as to any officer, director or employee] he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal act or proceeding, had no reasonable cause to believe his conduct was unlawful", provided that with respect to actions by, or in the right of the corporation against, such individuals, indemnification is not permitted as to any matter as to which such person "shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper." Individuals who are successful in the defense of such action are entitled to indemnification against expenses reasonably incurred in connection therewith.

    The By-Laws of the Company will require the Company to indemnify directors and officers against liabilities which they may incur under the circumstances set forth in the preceding paragraph.

    The Company is in the process of obtaining standard policies of insurance under which coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is SunTrust Bank, Atlanta.

                                  UNDERWRITING


    Upon the terms and subject to the conditions stated in the Underwriting
Agreement dated October   , 1996, each of the Underwriters named below has
severally agreed to purchase, and the Company has agreed to sell to such Underwriters, the respective number of shares of Common Stock set forth opposite the name of such Underwriter.


                                                                   NUMBER OF
    NAME                                                            SHARES
----------------------------------------------------------------   ---------
Smith Barney Inc................................................
Montgomery Securities...........................................
The Robinson-Humphrey Company, Inc..............................
                                                                   ---------
          Total.................................................   2,000,000
                                                                   ---------
                                                                   ---------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters, for whom Smith Barney Inc., Montgomery Securities and The Robinson-Humphrey Company, Inc. are acting as the Representatives, propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares of Common Stock to certain dealers at a price which represents a
concession not in excess of $         per share under the public offering price.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $         per share to certain other dealers. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

    The Company, its officers and directors and certain of its shareholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, pledge, contract to sell, or otherwise dispose of any Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) or other securities of the Company that are substantially similar to Common Stock or grant any options or warrants to purchase Common Stock or similar securities, subject to certain limited exceptions.

    Prior to the Offering, there has not been any public market for Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Latham & Watkins, New York, New York. From time to time Davis Polk & Wardwell and Latham & Watkins render certain legal services to the Funds, and Latham & Watkins also renders certain legal services to certain of the Anderson Shareholders.

                                    EXPERTS

    The audited consolidated financial statements and related schedule of the Company and its subsidiaries as of January 28, 1995 and February 3, 1996, and for each of the three fiscal years in the period ended February 3, 1996, included in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

    Upon completion of the Offering, the Company will be subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copies obtained at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or any part thereof may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited summary financial information for the first three fiscal quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS..............................................   F-2
CONSOLIDATED FINANCIAL STATEMENTS:
    Consolidated Balance Sheets as of January 28, 1995, February 3, 1996, and August
     3, 1996 (unaudited)..............................................................   F-3
    Consolidated Statements of Operations for the fiscal years ended January 29, 1994,
     January 28, 1995, and February 3, 1996, and the twenty-six week periods ended
July 29, 1995 and August 3, 1996 (unaudited)..........................................   F-4
    Consolidated Statements of Stockholders' Investment (Deficit) for the fiscal years ended January 29, 1994, January 28, 1995, and February 3, 1996, and the
     twenty-six week period ended August 3, 1996 (unaudited)..........................   F-5
    Consolidated Statements of Cash Flows for the fiscal years ended January 29, 1994,
     January 28, 1995, and February 3, 1996, and the twenty-six week periods ended
      July 29, 1995 and August 3, 1996 (unaudited)....................................   F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hibbett Sporting Goods, Inc.:

    We have audited the accompanying consolidated balance sheets of HIBBETT SPORTING GOODS, INC. (an Alabama corporation) AND SUBSIDIARIES as of January 28, 1995 and February 3, 1996, and the related consolidated statements of operations, stockholders' investment (deficit), and cash flows for each of the three fiscal years in the period ended February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hibbett Sporting Goods, Inc. and subsidiaries as of January 28, 1995 and February 3, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 3, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Birmingham, Alabama
April 2, 1996 (except with respect
to the matter discussed in Note 10
as to which the date is
September 13, 1996)

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                 JANUARY 28,   FEBRUARY 3,    AUGUST 3,
                                                                    1995          1996          1996
                                                                 -----------   -----------   -----------
                                                                                             (UNAUDITED)
    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................    $   727      $      31     $      36
  Accounts receivable, net.....................................      1,094          1,341         1,705
  Inventories..................................................     14,736         20,705        26,946
  Prepaid expenses and other...................................        112            756         1,194
  Refundable income taxes......................................          0            419           493
  Deferred income taxes........................................        410            538           631
                                                                 -----------   -----------   -----------
                                                                    17,079         23,790        31,005
                                                                 -----------   -----------   -----------
PROPERTY AND EQUIPMENT:
  Land.........................................................         94            748            24
  Buildings....................................................      1,084          4,869            83
  Equipment....................................................      3,145          4,581         5,176
  Furniture and fixtures.......................................      2,557          3,470         3,867
  Leasehold improvements.......................................      4,092          5,901         6,206
  Construction in progress.....................................        673            170           933
                                                                 -----------   -----------   -----------
                                                                    11,645         19,739        16,289
  Less accumulated depreciation and amortization...............      6,281          7,605         7,646
                                                                 -----------   -----------   -----------
                                                                     5,364         12,134         8,643
                                                                 -----------   -----------   -----------
NONCURRENT ASSETS:
  Deferred income taxes........................................        296            308           331
  Unamortized debt issuance costs, net.........................          0            434           399
  Other, net...................................................         48             36            30
                                                                 -----------   -----------   -----------
                                                                       344            778           760
                                                                 -----------   -----------   -----------
                                                                   $22,787      $  36,702     $  40,408
                                                                 -----------   -----------   -----------
                                                                 -----------   -----------   -----------
    LIABILITIES AND STOCKHOLDERS' INVESTMENT (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt.........................    $   420      $       0     $       0
  Accounts payable.............................................      7,543         10,371        10,435
  Accrued income taxes.........................................         71              0             0
  Accrued expenses:
    Payroll-related............................................        809          1,079         1,402
    Other......................................................        650            887         1,074
    Related-party..............................................        127            546         1,616
                                                                 -----------   -----------   -----------
                                                                     9,620         12,883        14,527
                                                                 -----------   -----------   -----------
LONG-TERM DEBT.................................................      4,908         31,912        33,148
                                                                 -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' INVESTMENT (DEFICIT):
  Preferred Stock, $.01 par value, 1,000,000 shares authorized,
    no shares outstanding (unaudited)..........................          0              0             0
  Common stock, $.01 par value, 3,000,000 shares authorized,
    1,025,600 shares issued and outstanding at January 28,
    1995; $.01 par value, 50,000,000 shares authorized,
    23,389,000 shares issued and outstanding at February 3,
    1996; and $.01 par value, 12,000,000 shares authorized,
    3,834,262 shares issued and outstanding at August 3, 1996
(unaudited)....................................................         10            234            38
  Paid-in capital..............................................        117         14,933        15,129
  Retained earnings (deficit)..................................      8,132        (23,260)      (22,434)
                                                                 -----------   -----------   -----------
                                                                     8,259         (8,093)       (7,267)
                                                                 -----------   -----------   -----------
                                                                   $22,787      $  36,702     $  40,408
                                                                 -----------   -----------   -----------
                                                                 -----------   -----------   -----------


   The accompanying notes are an integral part of these consolidated balance sheets.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   TWENTY-SIX WEEK
                                              FISCAL YEAR ENDED                      PERIOD ENDED
                                  -----------------------------------------    ------------------------
                                  JANUARY 29,    JANUARY 28,    FEBRUARY 3,     JULY 29,     AUGUST 3,
                                     1994           1995           1996           1995          1996
                                  -----------    -----------    -----------    ----------    ----------
                                  (52 WEEKS)     (52 WEEKS)     (53 WEEKS)           (UNAUDITED)
NET SALES......................       $40,119        $52,266        $67,077       $29,355       $39,019
COST OF GOODS SOLD, INCLUDING
  WAREHOUSE, DISTRIBUTION, AND
  STORE OCCUPANCY COSTS........        27,731         36,225         46,642        20,538        27,272
      Gross profit.............        12,388         16,041         20,435         8,817        11,747
STORE OPERATING, SELLING, AND
  ADMINISTRATIVE EXPENSES......         8,579         10,453         13,471         5,624         7,767
DEPRECIATION AND
AMORTIZATION...................           932          1,066          1,322           662           826
      Operating income.........         2,877          4,522          5,642         2,531         3,154
INTEREST EXPENSE...............           488            654          1,685           410         1,814
      Income before provision
for income taxes...............         2,389          3,868          3,957         2,121         1,340
PROVISION FOR INCOME TAXES.....           920          1,479          1,514           811           514
      Net income...............        $1,469         $2,389         $2,443        $1,310          $826
NET INCOME PER SHARE...........          $.23           $.37           $.42          $.20          $.21
WEIGHTED AVERAGE SHARES
OUTSTANDING....................     6,504,521      6,504,521      5,838,267     6,504,521     3,938,224
                                  -----------    -----------    -----------    ----------    ----------
                                  -----------    -----------    -----------    ----------    ----------

 The accompanying notes are an integral part of these consolidated statements.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                          COMMON STOCK
                                                      ---------------------               RETAINED
                                                        NUMBER                 PAID-IN    EARNINGS
                                                       OF SHARES     AMOUNT    CAPITAL    (DEFICIT)
                                                      -----------    ------    -------    ---------
BALANCE, January 31, 1993..........................        10,256    $   1     $   126    $   4,274
  Net income.......................................             0        0           0        1,469
                                                      -----------    ------    -------    ---------
BALANCE, January 29, 1994..........................        10,256        1         126        5,743
  Net income.......................................             0        0           0        2,389
  Change in par value..............................             0       (1 )         1            0
  Issuance of shares in connection with a 100-for-1
stock split........................................     1,015,344       10         (10)           0
                                                      -----------    ------    -------    ---------
BALANCE, January 28, 1995..........................     1,025,600       10         117        8,132
  Net income.......................................             0        0           0        2,443
  Issuance of shares in connection with a
    38.687189-for-1 stock split....................    38,651,981      387        (387)           0
  Purchase and retirement of shares................   (34,220,000)    (342 )       (43)     (33,835)
  Issuance of shares...............................    17,609,000      176      17,433            0
  Expenses related to capital transactions.........       322,419        3      (2,187)           0
                                                      -----------    ------    -------    ---------
BALANCE, February 3, 1996..........................    23,389,000      234      14,933      (23,260)
  Net income (unaudited)...........................             0        0           0          826
Retroactive effect of 1-for-6.1 reverse stock
split..............................................   (19,554,738)    (196 )       196            0
                                                      -----------    ------    -------    ---------
BALANCE, August 3, 1996 (Unaudited)................     3,834,262    $  38     $15,129    $ (22,434)
                                                      -----------    ------    -------    ---------
                                                      -----------    ------    -------    ---------

 The accompanying notes are an integral part of these consolidated statements.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                             TWENTY-SIX WEEK
                                                                         FISCAL YEAR ENDED                    PERIOD ENDED
                                                             -----------------------------------------    ---------------------
                                                             JANUARY 29,    JANUARY 28,    FEBRUARY 3,    JULY 29,    AUGUST 3,
                                                                1994           1995           1996          1995        1996
                                                             -----------    -----------    -----------    --------    ---------
                                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...............................................     $ 1,469        $ 2,389        $ 2,443       $1,310      $   826
                                                             -----------    -----------    -----------    --------    ---------
 Adjustments to reconcile net income to net cash provided
   by (used in) operating activities:
     Depreciation and amortization........................         989          1,124          1,475          687          943
     Deferred income taxes................................          21           (266)          (140)        (115)        (116)
     (Gain) loss on disposal of assets....................          20              4              6            2         (504)
     Interest expense funded through additional debt......           0              0            128            0           14
     (Increase) decrease in assets:
         Accounts receivable, net.........................         (85)            (9)          (247)        (541)        (364)
         Inventories......................................      (1,966)        (3,930)        (5,969)      (3,374)      (6,241)
         Prepaid expenses and other.......................        (159)            71           (644)        (211)        (438)
         Refundable income taxes..........................         (61)            61           (419)        (412)         (74)
         Other noncurrent assets..........................         (58)            11           (474)           7           (7)
     Increase (decrease) in liabilities:
         Accounts payable.................................         138          2,978          2,828          418           64
         Accrued income taxes.............................        (187)            71            (71)         (71)           0
         Accrued expenses.................................         148            694            926          (93)       1,580
                                                             -----------    -----------    -----------    --------    ---------
          Total adjustments...............................      (1,200)           809         (2,601)      (3,703)      (5,143)
                                                             -----------    -----------    -----------    --------    ---------
          Net cash provided by (used in) operating
activities................................................         269          3,198           (158)      (2,393)      (4,317)
                                                             -----------    -----------    -----------    --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.....................................      (1,600)        (2,179)        (8,172)      (1,683)      (2,385)
 Proceeds from sale of property...........................           9             26              6            6        5,553
                                                             -----------    -----------    -----------    --------    ---------
     Net cash provided by (used in) in investing
activities................................................      (1,591)        (2,153)        (8,166)      (1,677)       3,168
                                                             -----------    -----------    -----------    --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Purchase and retirement of shares........................           0              0        (22,250)           0            0
 Issuance of shares.......................................           0              0         17,609            0            0
 Expenses related to capital transactions.................           0              0         (2,184)           0            0
 Principal payments on long-term debt.....................        (994)        (3,251)        (5,328)      (1,197)      (4,267)
 Proceeds from issuance of long-term debt.................       2,535          4,579              0            0            0
 Proceeds from issuance of long-term debt to
stockholders..............................................           0              0          6,641            0            0
 Proceeds from term loan..................................           0              0          1,000            0            0
 Revolving loan borrowings and repayments, net............           0              0         12,140            0        5,421
 Borrowings (repayments) of short-term debt, net..........        (172)        (2,179)             0        5,579            0
                                                             -----------    -----------    -----------    --------    ---------
     Net cash provided by (used in) financing
activities................................................       1,369           (851)         7,628        4,382        1,154
                                                             -----------    -----------    -----------    --------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......          47            194           (696)         312            5
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........         486            533            727          727           31
                                                             -----------    -----------    -----------    --------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................     $   533        $   727        $    31       $1,039      $    36
                                                             -----------    -----------    -----------    --------    ---------
                                                             -----------    -----------    -----------    --------    ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for:
   Interest...............................................     $   327        $   612        $ 1,038       $  471      $   632
                                                             -----------    -----------    -----------    --------    ---------
                                                             -----------    -----------    -----------    --------    ---------
   Income taxes, net of refunds...........................     $ 1,147        $ 1,500        $ 2,144       $1,345      $   703
                                                             -----------    -----------    -----------    --------    ---------
                                                             -----------    -----------    -----------    --------    ---------

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
 Issuance of debt (including unamortized debt discount) to
   stockholders for the purchase of shares................     $     0        $     0        $13,051       $    0      $     0
                                                             -----------    -----------    -----------    --------    ---------
                                                             -----------    -----------    -----------    --------    ---------
 Issuance of stock as compensation related to capital
transactions..............................................     $     0        $     0        $   322       $    0      $     0
                                                             -----------    -----------    -----------    --------    ---------
                                                             -----------    -----------    -----------    --------    ---------

 The accompanying notes are an integral part of these consolidated statements.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

    Hibbett Sporting Goods, Inc. (the "Company") is an operator of full-line sporting goods retail stores in small to mid-sized markets in the Southeastern United States. The Company's fiscal year ends on the Saturday closest to January 31 of each year.

  Principles of Consolidation

    The consolidated financial statements of the Company include its accounts and the accounts of all wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates in the Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (1) the reported amounts of certain assets and liabilities and disclosure of certain contingent assets and liabilities at the date of the financial statements, and (2) the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Interim Financial Statements

    In the opinion of management, the unaudited consolidated balance sheet as of August 3, 1996, and the unaudited consolidated statements of operations and cash flows for the twenty-six week periods ended July 29, 1995 and August 3, 1996, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for interim periods are not necessarily indicative of results for the full year as the Company's business is seasonal. Typically, sales and net income from operations are highest during the fourth fiscal quarter.

  Inventories

    Inventories are valued at the lower of cost or market using the retail inventory method of accounting, with cost determined on a first-in, first-out basis and market based on the lower of replacement cost or estimated realizable value.

  Property and Equipment

    Property and equipment are recorded at cost. It is the Company's policy to depreciate assets acquired prior to January 28, 1995 using accelerated and straight-line methods over the estimated service lives (3 to 10 years for equipment, 5 to 10 years for furniture and fixtures, and 10 to 31.5 years for buildings) and to amortize leasehold improvements using the straight-line method over the periods of the applicable leases. Depreciation on assets acquired subsequent to January 28, 1995 is provided using the straight-line method over the estimated service lives (3 to 5 years for equipment, 7 years for furniture and fixtures, and 39 years for buildings) or, in the case of leasehold improvements, 10 years or over the lives of the respective leases, if shorter.

    Maintenance and repairs are charged to expense as incurred. Costs of renewals and betterments are capitalized by charges to property accounts and are depreciated using applicable annual rates. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Store Opening Costs

    Non-capital expenditures incurred in preparation for opening new retail stores are expensed in the period each store opens.

  Fair Value of Financial Instruments

    In preparing disclosures about the fair value of financial instruments, management has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, short-term borrowings and accounts payable, because of the short maturities of those instruments. The estimated fair values of long-term debt instruments are based upon the current interest rate environment and remaining term to maturity.

  Income Taxes

    The Company accounts for income taxes using the asset and liability method, which generally requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. In addition, the asset and liability method requires the adjustment of previously deferred income taxes for changes in tax rates.

  Net Income Per Share

    Net income per share for each of the periods presented is calculated by dividing net income by the number of weighted average common shares outstanding. Common stock equivalents in the form of stock options are included in the calculation utilizing the treasury stock method for all periods presented. All net income per share, weighted average shares outstanding, stock options, and stock option per share amounts have been retroactively restated for all periods presented to reflect the 1-for-6.1 reverse stock split described in Note 10.

  Consolidated Statements of Cash Flows

    For purposes of the consolidated statements of cash flows, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounting for the Impairment of Long-Lived Assets

    During 1995, Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, was issued. The new standard requires all businesses to recognize an impairment loss on a long-lived asset as a charge to current income when certain events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company adopted the new standard effective Febuary 4, 1996 with no significant impact on its financial position or results of operations (unaudited).

  Accounting for Stock-Based Compensation

    SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to continue to record compensation cost under Accounting Principles Board Opinion ("APB") No. 25 or to record compensation cost based on the fair value of stock based awards. Management currently anticipates that it will

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) continue using its current accounting policy under APB No. 25; and as a result, adoption of SFAS No. 123 will not affect the financial condition or results of operations of the Company. SFAS No. 123 does, however, require certain pro forma disclosures reflecting what compensation cost would have been if the fair value based method of recording compensation expense for stock-based compensation had been adopted. The disclosure rules under SFAS No. 123 will be adopted by the Company in fiscal 1997.

  Prior Year Reclassification

    Certain prior year amounts have been reclassified to conform to the current year presentation.

2. STOCKHOLDERS' INVESTMENT TRANSACTIONS

    In December 1994, the Company's Board of Directors approved an increase in the number of authorized shares of common stock from 20,000 to 3,000,000 shares and a decrease in the par value from $.10 to $.01 per share. In addition, the Company's Board of Directors declared a 100-for-1 stock split in the form of a 100% stock dividend.


    On November 1, 1995, the Company's Board of Directors approved a series of equity and debt transactions which resulted in a recapitalization of the Company and a change in controlling ownership of the common stock outstanding (the "Recapitalization"). In connection with the Recapitalization, the Company's Board of Directors (i) increased the number of authorized shares of common stock from 3,000,000 to 50,000,000 shares, (ii) declared a 38.687189-for-1 stock split, (iii) approved the repurchase and retirement of 34,220,000 shares (5,609,836 shares after giving retroactive effect to the 1-for-6.1 reverse stock split discussed in Note 10) of common stock for $1.00 per share with ($6.10 per share after giving retroactive effect to a 1-for-6.1 reverse stock split discussed in Note 10) with $22,250,000 cash and the issuance of $13,051,000 of debt (including unamortized debt discount), and (iv) approved the issuance of 17,609,000 new shares (2,886,721 shares after giving retroactive effect to the 1-for-6.1 reverse stock split discussed in Note 10) of common stock at $1.00 per share ($6.10 per share after giving retroactive effect to a 1-for-6.1 reverse stock split discussed in Note 10) and $7,074,000 of debt (including unamortized debt discount) for $24,250,000 cash. Expenses of $2,506,000 were incurred in connection with the Recapitalization and have reduced paid-in capital.



    All references in the financial statements to weighted average shares outstanding, net income per share, and stock options have been restated to reflect the above stock splits.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. LONG-TERM DEBT

    The Company's long-term debt is as follows:

                                                            JANUARY 28,   FEBRUARY 3,    AUGUST 3,
                                                               1995          1996          1996
                                                            -----------   -----------   -----------
                                                                                        (UNAUDITED)
Revolving loan agreement..................................  $         0   $12,140,000   $17,561,000
Term loan agreement, due November 1997, unsecured.........            0     1,000,000     1,000,000
Subordinated notes payable to stockholders, unsecured,
  12%, due November 2002, interest payable quarterly,
  beginning November 1, 1996..............................            0    16,000,000    16,000,000
Senior subordinated bridge notes payable to stockholders,
  unsecured, 12%, due November 2000, interest payable
quarterly.................................................            0     4,253,000             0
Revolving convertible term loan...........................    4,580,000             0             0
Bank notes payable, unsecured, principal and interest due
quarterly, variable rates, 9% to 9.5% at January 28,
1995......................................................      748,000             0             0
Unamortized debt discount.................................            0    (1,481,000)   (1,413,000)
                                                            -----------   -----------   -----------
                                                              5,328,000    31,912,000    33,148,000
Less current maturities...................................      420,000             0             0
                                                            -----------   -----------   -----------
                                                            $ 4,908,000   $31,912,000   $33,148,000
                                                            -----------   -----------   -----------
                                                            -----------   -----------   -----------

    At February 3, 1996 and August 3, 1996 (unaudited), the Company maintained a secured revolving loan agreement totaling $25,000,000 which expires November 2000. Amounts available and secured under the loan agreement are based on levels of the Company's accounts receivable and inventories. Based on the agreement, the Company may borrow amounts against a Base Rate or a LIBOR Rate, as defined in the agreement. Base Rate loans have no specified maturity date and interest on the loans is payable monthly. LIBOR Rate loans have specified interest periods (30, 60, 90, or 180 days) attached to the loan with the maturity date being the date principal and interest are due. As amounts under the loan agreement do not have to be repaid until the expiring date of November 2000, the full amount outstanding is classified as long-term debt. The amounts outstanding under the revolving loan agreement are as follows:

                                                     FEBRUARY 3,     AUGUST 3,
                                                        1996           1996
                                                     -----------    -----------
                                                                    (UNAUDITED)
Revolving loan agreement:
Base Rate loans, 8.75% and 8.50% (unaudited)......   $ 2,140,000    $ 7,561,000
LIBOR Rate loans, 7.89% and 7.80% (unaudited).....    10,000,000     10,000,000
                                                     -----------    -----------
                                                     $12,140,000    $17,561,000
                                                     -----------    -----------
                                                     -----------    -----------

    The Company's term loan also allows the Company to specify the interest rate against which amounts are borrowed, the Base Rate or LIBOR Rate. At February 3, 1996 and August 3, 1996, the full amount of the term loan was borrowed against the LIBOR Rate which was 9.45% and 7.77% (unaudited), respectively.

    As part of the Recapitalization, in November 1995, the Company issued to stockholders subordinated notes and senior subordinated bridge notes totaling $20,125,000 with an original issue discount of $1,514,000 related solely to the stockholders subordinated notes. In January 1996, the Company issued

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. LONG-TERM DEBT--(CONTINUED)
$128,000 of additional notes as satisfaction for interest on the Company's bridge notes. A portion of the proceeds of these borrowings was utilized to retire existing debt.

    The Company's debt agreements contain certain restrictive covenants common to such agreements. The Company was in compliance, or had received a noncompliance waiver for fiscal year 1996, with respect to all of its covenants at February 3, 1996. The Company was in compliance with respect to all of its covenants at August 3, 1996 (unaudited). In addition, the revolving loan agreement prohibits the Company from declaring, paying, or making any dividend or distribution on its common stock other than dividends or distributions payable in stock.

    Long-term debt contractually matures in each of the next five fiscal years as follows: $0 in 1997, $1,000,000 in 1998, $0 in 1999, $0 in 2000, $16,393,000
in 2001, and $16,000,000 thereafter. However, the senior subordinated bridge notes ($4,253,000) were repaid in advance during the twenty-six week period ended August 3, 1996 (unaudited).

    During fiscal 1995 and the majority of fiscal 1996, the Company maintained working capital lines of credit under which the average borrowings outstanding were $4,009,000 and $5,200,0000, and the maximum borrowings outstanding were $6,620,000 and $6,697,000 in fiscal 1995 and 1996, respectively. The weighted average interest rate was approximately 7.35% and 9.0% in fiscal 1995 and 1996, respectively. In addition, during fiscal 1995, the Company also borrowed funds to meet working capital needs from a related party. The average amount of borrowings outstanding under these loans during fiscal 1995 was $120,000, the maximum amount outstanding was $810,000, and the weighted average interest rate was 7.45%. No borrowings related to these former working capital lines of credit were outstanding at January 28, 1995, February 3, 1996, or August 3, 1996 (unaudited).

    The revolving convertible term loan consisted of an unsecured $7,000,000 line of credit supported by a bank note payable program, of which $4,580,000 was outstanding at January 28, 1995. Borrowings under this loan bear interest at the bank's prime rate plus .5% (9% at January 28, 1995). All amounts outstanding under the revolving convertible term loan were repaid upon the establishment of the new revolving loan agreement in fiscal 1996.

    The estimated fair value of the Company's long-term debt was $32,657,000 and $33,722,000 (unaudited) at February 3, 1996 and August 3, 1996, respectively.

4. LEASES

    The Company leases the premises for its retail sporting goods stores under operating leases which expire in various years through the year 2008. Many of these leases contain renewal options and require the Company to pay executory costs (such as property taxes, maintenance, and insurance). Rental payments typically include minimum rentals plus contingent rentals based on sales.

    In February 1996, the Company entered into a sale-leaseback transaction to finance its new warehouse and office facilities. The sales price of $4,700,000 approximated the book value of the facility after considering transaction expenses. The related lease term is for 15 years at $476,000 per year, and is structured as an operating lease.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. LEASES--(CONTINUED)
    Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of February 3, 1996 are as follows:

   FISCAL YEAR ENDING
------------------------------------------------
1997............................................                  $ 3,688,000
1998............................................                    3,625,000
1999............................................                    3,306,000
2000............................................                    3,117,000
2001............................................                    2,383,000
Thereafter......................................                   10,789,000
                                                                  -----------
                                                                  $26,908,000
                                                                  -----------
                                                                  -----------

    Rental expense for all operating leases consisted of the following:

                                                                                   TWENTY-SIX WEEK
                                              FISCAL YEAR ENDED                      PERIOD ENDED
                                  -----------------------------------------    ------------------------
                                  JANUARY 29,    JANUARY 28,    FEBRUARY 3,     JULY 29,     AUGUST 3,
                                     1994           1995           1996           1995          1996
                                  -----------    -----------    -----------    ----------    ----------
                                                                                     (UNAUDITED)
Minimum rentals................   $ 1,749,000    $ 2,469,000    $ 3,080,000    $1,204,000    $1,610,000
Contingent rentals.............       315,000        392,000        487,000       448,000       702,000
                                  -----------    -----------    -----------    ----------    ----------
                                  $ 2,064,000    $ 2,861,000    $ 3,567,000    $1,652,000    $2,312,000
                                  -----------    -----------    -----------    ----------    ----------

5. PROFIT-SHARING PLAN

    The Company maintains a 401(k) profit sharing plan (the "Plan") which permits participants to make pretax contributions to the Plan. The Plan covers all employees who have completed one year of service and who are at least 21 years of age. Participants of the Plan may voluntarily contribute from 2% to 15% of their compensation within certain dollar limits as allowed by law. These elective contributions are made under the provisions of Section 401(k) of the Internal Revenue Code which allows deferral of income taxes on the amount contributed to the Plan. The Company's contribution to the Plan equals (1) an amount determined at the discretion of the Board of Directors plus (2) a matching contribution equal to a discretionary percentage of up to 6% of a participant's compensation. Contribution expense for fiscal years 1994, 1995, and 1996 was $89,000, $108,000, and $165,000, respectively, and was $45,000 and
$47,000 (unaudited) for the twenty-six week periods ended July 29, 1995 and August 3, 1996, respectively.

6. RELATED-PARTY TRANSACTIONS

    Subsequent to November 1, 1995, the Company's new majority shareholder began providing financial advisory services to the Company for an annual fee of $200,000. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning, and financing of the Company. Management fee expense under this arrangement was $50,000 in fiscal 1996 and $100,000 for the twenty-six week period ended August 3, 1996 (unaudited).

    Prior to November 1, 1995, the Company's previous majority shareholders (now minority shareholders) provided to the Company similar services as discussed above. Fees for these services amounted

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. RELATED-PARTY TRANSACTIONS--(CONTINUED) to $227,000, $256,000, and $95,000 in fiscal years 1994, 1995, and 1996, respectively, and $54,000 and $0 (unaudited) in the twenty-six week periods ended July 29, 1995 and August 3, 1996, respectively.

    Subordinated notes payable to stockholders, net of the related unamortized debt discount, were outstanding and included in long-term debt in the amount of $18,772,000 and $14,587,000 (unaudited) at February 3, 1996 and August 3, 1996, respectively. Related to these notes, the Company incurred approximately $620,000 of interest expense in fiscal 1996, of which approximately $492,000 was included in accrued expenses and approximately $128,000 was capitalized into the senior subordinated bridge notes payable at February 3, 1996. For the twenty-six week period ended August 3, 1996, the Company incurred approximately $960,000 (unaudited) of interest expense related to these notes.


    In connection with services provided to the Company related to the Recapitalization discussed in Note 2, the Company paid the majority shareholder and minority shareholders approximately $575,000 and $63,000, respectively, and issued to a minority shareholder 322,419 shares (52,855 shares after giving retroactive effect to the 1-for-6.1 reverse stock split discussed in Note 10) of common stock with an aggregate value of approximately $322,000. These costs were recorded as a reduction to paid-in captial.


    In November 1995, the Company entered into a sublease for one store with an entity that is controlled by a minority shareholder which expires in June 2008. Minimum lease payments were $27,000 in fiscal 1996, and no excess rentals were paid in fiscal 1996. Future minimum lease payments under this noncancelable sublease aggregate $2,369,000.

    The Company leased its previous warehouse and office facilities under a lease-purchase agreement which was fully paid in a previous year. Subsequent to February 3, 1996, the Company sold an assignment of its interest in the lease on this property to a related party for $850,000, which resulted in a gain of approximately $513,000 in the twenty-six week period ended August 3, 1996.

    On August 1, 1996, the Company entered into an agreement with a minority shareholder which provides for an annual fee of $50,000 and the grant of 70,820 stock options discussed in Note 8 in consideration for his advisory services to the Company (unaudited).

7. INCOME TAXES

    A summary of the components of the provision for income taxes is as follows:

                                                                                      TWENTY-SIX WEEK
                                                  FISCAL YEAR ENDED                    PERIOD ENDED
                                      -----------------------------------------    ---------------------
                                      JANUARY 29,    JANUARY 28,    FEBRUARY 3,    JULY 29,    AUGUST 3,
                                         1994           1995           1996          1995        1996
                                      -----------    -----------    -----------    --------    ---------
                                                                                        (UNAUDITED)
Federal:
  Current..........................    $ 799,000     $ 1,553,000    $ 1,476,000    $823,000    $ 561,000
  Deferred.........................       19,000        (237,000)      (126,000)   (102,000)    (104,000)
                                      -----------    -----------    -----------    --------    ---------
                                         818,000       1,316,000      1,350,000     721,000      457,000
                                      -----------    -----------    -----------    --------    ---------
State:
  Current..........................      100,000         192,000        178,000     103,000       69,000
  Deferred.........................        2,000         (29,000)       (14,000)    (13,000)     (12,000)
                                      -----------    -----------    -----------    --------    ---------
                                         102,000         163,000        164,000      90,000       57,000
                                      -----------    -----------    -----------    --------    ---------
Provision for income taxes.........    $ 920,000     $ 1,479,000    $ 1,514,000    $811,000    $ 514,000
                                      -----------    -----------    -----------    --------    ---------
                                      -----------    -----------    -----------    --------    ---------

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. INCOME TAXES--(CONTINUED)
    The provision for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

                                                                                      TWENTY-SIX WEEK
                                                  FISCAL YEAR ENDED                    PERIOD ENDED
                                      -----------------------------------------    ---------------------
                                      JANUARY 29,    JANUARY 28,    FEBRUARY 3,    JULY 29,    AUGUST 3,
                                         1994           1995           1996          1995        1996
                                      -----------    -----------    -----------    --------    ---------
                                                                                        (UNAUDITED)
Tax provision computed at the
federal statutory rate (34%).......    $ 812,000     $ 1,315,000    $ 1,345,000    $721,000    $ 455,000
Effect of state income taxes, net
  of benefits......................       66,000         127,000        118,000      59,000       44,000
Other..............................       42,000          37,000         51,000      31,000       15,000
                                      -----------    -----------    -----------    --------    ---------
                                       $ 920,000     $ 1,479,000    $ 1,514,000    $811,000    $ 514,000
                                      -----------    -----------    -----------    --------    ---------
                                      -----------    -----------    -----------    --------    ---------

    Temporary differences which create deferred tax assets are detailed below:

                                          JANUARY 28, 1995      FEBRUARY 3, 1996       AUGUST 3, 1996
                                        --------------------  --------------------  --------------------
                                        CURRENT   NONCURRENT  CURRENT   NONCURRENT  CURRENT   NONCURRENT
                                        --------  ----------  --------  ----------  --------  ----------
                                                                                        (UNAUDITED)
Depreciation........................... $      0   $296,000   $      0   $308,000   $      0   $331,000
Inventory..............................  253,000          0    371,000          0    321,000          0
Accruals...............................  147,000          0    153,000          0    296,000          0
Other..................................   10,000          0     14,000          0     14,000          0
                                        --------  ----------  --------  ----------  --------  ----------
                                         410,000    296,000    538,000    308,000    631,000    331,000
Valuation allowance....................        0          0          0          0          0          0
                                        --------  ----------  --------  ----------  --------  ----------
Deferred tax asset, net................ $410,000   $296,000   $538,000   $308,000   $631,000   $331,000
                                        --------  ----------  --------  ----------  --------  ----------
                                        --------  ----------  --------  ----------  --------  ----------

    The Company has not recorded a valuation allowance for deferred tax assets as realization is considered more likely than not.

8. STOCK OPTIONS AND STOCK PURCHASE PLANS

  Stock Options

    The Hibbett Sporting Goods, Inc. Employee Stock Option Plan, as amended (the "Original Option Plan") authorizes the granting of stock options for the purchase of up to 66,352 shares of common stock. The difference in the total exercise price of the options and the estimated fair value at the date of the grant is recorded as compensation expense over the vesting period. As of February 3, 1996, options for all 66,352 shares were outstanding at that date. The weighted average exercise price of the options granted in fiscal 1996 was $4.49 per share. Options outstanding become exercisable 33% at the end of each of the following three successive years for 25,369 shares and 40,983 shares become exercisable 20% at the end of each of the following five successive years.

    Subsequent to February 3, 1996, the Company adopted the Hibbett Sporting Goods, Inc. 1996 Stock Option Plan, as amended (the "1996 Option Plan"). The 1996 Option Plan authorizes the granting of stock options for the purchase of up to 238,566 shares of common stock. The difference in

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. STOCK OPTIONS AND STOCK PURCHASE PLANS--(CONTINUED) the total exercise price of the options and the estimated fair value at the date of the grant is recorded as compensation expense over the vesting period. As of September 13, 1996, a total of 193,157 shares of the Company's authorized and unissued common stock were reserved for future grants under the 1996 Option Plan, and options for 45,409 shares were outstanding at that date. The exercise price of the options outstanding under the 1996 Option Plan was $6.10 per share. Options outstanding become exercisable 20% at the end of each of the following five successive years. Effective upon Closing of the Initial Public Offering described in Note 11, grants of options to purchase 32,787 shares of Common Stock at a price equal to the public offering price will be made under the 1996 Option Plan (unaudited).

    On August 1, 1996, the Company granted options pursuant to the agreement discussed in Note 6 for 70,820 shares which are exercisable at $8.48 per share, and become exercisable six months after, and will expire no later than nine months after, the Closing of the Initial Public Offering described in Note 11. The Company recorded compensation expense of $462,000 related to these options in the twenty-six week period ended August 3, 1996 (unaudited).

  Stock Purchase Plans

    On September 13, 1996, the Company adopted an Employee Stock Purchase Plan and Outside Director Stock Purchase Plan reserving 75,000 shares and 50,000 shares of the Company's Common Stock, respectively, for purchase by the employees and directors at 85% and 100% of the fair value of the Common Stock, respectively (unaudited).

9. COMMITMENTS AND CONTINGENCIES

  Employment Agreement

    On November 1, 1995, the Company entered into an employment agreement with an employee which provides for a three-year employment period at a base salary plus various incentives.

  Legal

    The Company is a party to various legal proceedings incidental to its business. In the opinion of management, after consultation with legal counsel, the ultimate liability, if any, with respect to those proceedings is not presently expected to materially affect the financial position or results of operations of the Company.


10. SUBSEQUENT EVENTS


    On September 13, 1996, the Board of Directors approved a 1-for-6.1 reverse stock split of the Company's Common Stock. All net income per share, weighted average shares outstanding, stock options, and stock option per share amounts have been retroactively restated for all periods presented to reflect this reverse stock split.


    In addition, the Board of Directors approved a plan of reorganization which includes (i) reincorporation of the Company in the state of Delaware prior to the closing of the offering, (ii) a decrease in the number of authorized shares of common stock from 50,000,000 to 12,000,000 shares, and (iii) the authorization of 1,000,000 shares of preferred stock, par value $.01 per share (unaudited).

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. INITIAL PUBLIC OFFERING (UNAUDITED)

    The Company is proceeding with the Offering of 2,000,000 shares of common stock at an initial public price of $15 per share. The estimated net proceeds to the Company of $26,900,000 will be used to repay the subordinated notes payable to stockholders and approximately $1,500,000 accrued interest thereon, and to repay the term loan and accrued interest thereon, with the balance to be used to reduce borrowings on the revolving loan agreement.


    Supplemental net income per share before extraordinary item is calculated by dividing net income after adjustment for applicable interest expense ($741,000 and $1,457,000 for the fiscal year ended February 3, 1996 and the twenty-six week period ended August 3, 1996, respectively) by the adjusted number of weighted average shares outstanding (7,838,267 shares and 5,938,224 shares at February 3, 1996 and August 3, 1996, respectively) after giving effect to the estimated number of shares that would be required to be sold at an assumed initial public offering price of $15 per share to repay $26,900,000 of debt (unaudited). Supplemental net income per share before an extraordinary item of approximately $1,114,000 (to reflect the expense related to the write-off of unamortized debt discount and debt issuance costs, net of taxes) for the fiscal year ended February 3, 1996 and the twenty-six week period ended August 3, 1996 was $.41 and $.38 (unaudited), respectively. Supplemental net income per share after an extraordinary item of approximately $1,114,000 (to reflect the expense related to the write-off of unamortized debt discount and debt issuance costs, net of taxes) for the fiscal year ended February 3, 1996 and the twenty-six week period ended August 3, 1996 was $.26 and $.20 (unaudited), respectively.

----------------------------------------  --------------------------------------
----------------------------------------  --------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN                         2,000,000 SHARES
CONNECTION WITH THE OFFER CONTAINED
HEREIN, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY OR BY ANY OF THE
UNDERWRITERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OF ANY SECURITIES                 [HIBBETT SPORTS "FOR
OTHER THAN THOSE TO WHICH IT RELATES OR               THE REAL SPORT" LOGO]
AN OFFER TO SELL, OR A SOLICITATION OF
AN OFFER TO BUY, THOSE TO WHICH IT
RELATES IN ANY STATE TO ANY PERSON TO
WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER
IN SUCH STATE. THE DELIVERY OF THIS
PROSPECTUS AT ANY TIME DOES NOT IMPLY
THAT THE INFORMATION HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         -------------------                              COMMON STOCK

          TABLE OF CONTENTS

                                    PAGE
                                    ----
Prospectus Summary...................  3
Risk Factors.........................  8
Use of Proceeds...................... 13
Capitalization....................... 13
Dividend Policy...................... 14
Dilution............................. 14
Selected Consolidated Financial and                        ----------
  Operating Data..................... 15
Management's Discussion and Analysis                       PROSPECTUS
  of Financial Condition and Results                           , 1996
  of Operations...................... 17
Business............................. 23                   ----------
Management........................... 32
Principal Shareholders............... 39
Certain Transactions................. 40
Shares Eligible for Future Sale...... 43
Description of Capital Stock......... 44
Underwriting......................... 47
Legal Matters........................ 48
Experts.............................. 48
Additional Information............... 48
Index to Consolidated Financial
  Statements.........................F-1                SMITH BARNEY INC.


          -------------------
                                                      MONTGOMERY SECURITIES
  UNTIL            , 1996 (25 DAYS AFTER
THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE
COMMON STOCK, WHETHER OR NOT                          THE ROBINSON-HUMPHREY
PARTICIPATING IN THIS DISTRIBUTION, MAY
BE REQUIRED TO DELIVER A PROSPECTUS.                      COMPANY, INC.
THIS IS IN ADDITION TO THE OBLIGATION OF
DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

----------------------------------------  --------------------------------------
----------------------------------------  --------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

    [Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee...............................................   $   11,897
NASD Filing Fee................................................        3,950
NASDAQ/National Market filing fee..............................       32,086
Transfer Agent's Fees..........................................        5,000
Printing and Engraving.........................................      165,000
Legal Fees.....................................................      500,000
Accounting Fees................................................      100,000
Blue Sky Fees..................................................       15,000
Miscellaneous..................................................      167,067
                                                                  ----------
    Total......................................................   $1,000,000
                                                                  ----------
                                                                  ----------

    Each of the amounts set forth above, other than the Registration Fee, NASD Filing Fee and NASDAQ/National Market filing fee, is an estimate.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Act permits the Registrant to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings "if [as to any officer, director or employee] he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal act or proceeding, had no reasonable cause to believe his conduct was unlawful", provided that with respect to actions by, or in the right of the corporation against, such individuals, indemnification is not permitted as to any matter as to which such person "shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper." Individuals who are successful in the defense of such action are entitled to indemnification against expenses reasonably incurred in connection therewith.

    The By-Laws of the Registrant require the Registrant to indemnify directors and officers against liabilities which they may incur under the circumstances set forth in the preceding paragraph.

    The Registrant is in the process of obtaining standard policies of insurance under which coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

    The proposed form of Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since June 1, 1993, the Registrant has sold the following securities without registration under the Securities Act of 1933, as amended (the "Act"):


    1. Immediately prior to the Recapitalization, in consideration for his assistance in arranging the Recapitalization, the Company issued to Clyde B. Anderson 52,855 shares of Common Stock. Section 4(2) of the Act was relied upon for exemption from the registration requirements.

    2. On November 1, 1995, as part of the Recapitalization, The SK Equity Fund, L.P. purchased 2,855,484 shares of Common Stock for $17,418,455 in cash, and SK Investment Fund, L.P. purchased 31,237 shares of Common Stock for $190,545.
Section 4(2) of the Act was relied upon for exemption from the registration requirements.



    3. Effective as of August 1, 1996 the Company granted to Clyde B. Anderson options to buy 70,820 shares of Common Stock at an exercise price of $8.48 per share. The options are exercisable beginning six months after the closing of the Offering and will expire nine months after the closing of the Offering. Section 4(2) of the Act was relied upon for exemption from the registration requirements.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this Registration Statement:


EXHIBIT
 NUMBER    DESCRIPTION
--------   --------------------------------------------------------------------------------
       1** Form of Underwriting Agreement
     3.1** Articles of Incorporation of the Registrant, as amended
     3.2** Bylaws of the Registrant, as amended
     3.3** Form of Certificate of Incorporation of the Registrant
     3.4** Form of Bylaws of the Registrant
     4.1** Form of Share Certificate
     5.1   Opinion of Davis Polk & Wardwell
  10.1.1** Loan and Security Agreement dated as of November 1, 1995 between the Registrant,
           Hibbett Team Sales, Inc. and Heller Financial, Inc. (the "Heller Loan
           Agreement")
  10.1.2** Letter from Heller Financial, Inc. to the Registrant dated February 12, 1996 re:
           certain waivers from the Heller Loan Agreement
  10.1.3** Waiver by Heller Financial, Inc. dated September 13, 1996
  10.2.1** Stockholders Agreement dated as of November 1, 1995 among The SK Equity Fund,
           L.P., SK Investment Fund, L.P., the Registrant and certain stockholders of the
           Registrant named therein (the "Stockholders Agreement")
  10.2.2** Amendment No. 1 to the Stockholders Agreement dated as of June 28, 1996
  10.2.3** Form of Amendment No. 2 to the Stockholders Agreement
    10.3** Advisory Agreement dated November 1, 1995 between the Registrant and Saunders,
           Karp & Co., L.P.
    10.4** Employment and Post-Employment Agreement dated as of November 1, 1995 between the Registrant and Michael J. Newsome
    10.5** Letter from the Registrant to Michael J. Newsome dated November 1, 1995 re:
           Incentive Compensation Arrangements
    10.6** Non-competition Agreement dated November 1, 1995 among Charles C. Anderson, Joel
           R. Anderson, Clyde B. Anderson, the Registrant, The SK Equity Fund, L.P. and SK
           Investment Fund, L.P.
    10.7** The Registrant's Stock Option Plan (as amended)
    10.8** The Registrant's 1996 Stock Option Plan ("1996 Plan") (as amended)
  10.9.1** Lease Agreement dated as of February 12, 1996 between QRS 12-14 (AL), Inc. and
           Sports Wholesale, Inc. (the "Lease Agreement")
  10.9.2** Landlord's Waiver and Consent re: Lease Agreement dated February 12, 1996 by QRS
           12-14 (AL), Inc.
   10.10** The Registrant's Employee Stock Purchase Plan
   10.11** The Registrant's Outside Director Stock Plan
   10.12** Letter from the Registrant to Clyde B. Anderson dated September 13, 1996 re:
           Consulting Agreement
      11** Statement of Computation of Net Income Per Share
      21** List of Registrant's Subsidiaries
    23.1   Consent of Arthur Andersen LLP
    23.2   Consent of Davis Polk & Wardwell (included in Exhibit 5.1 to this Registration
           Statement)
      27** Financial Data Schedule


------------

** Previously filed exhibits are marked by (**).

    (b) Financial Statement Schedules.

          Report of Independent Public Accountants on Supplemental Schedule

          Schedule II--Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions or are inapplicable as the information has been provided in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification (other than by policies of insurance) is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on the 1st day of October, 1996.


                                          HIBBETT SPORTING GOODS, INC.

                                          By       /s/ MICHAEL J. NEWSOME
                                             ...................................
                                             Michael J. Newsome
                                             President, Chief Operating Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                 TITLE                        DATE
                ---------                                 -----                        ----

                    *                        Principal Executive Officer and     October 1, 1996
 ..........................................     Director
            Michael J. Newsome

         /s/ SUSAN H. FITZGIBBON             Principal Financial Officer,        October 1, 1996
 ..........................................     Controller and Principal
           Susan H. Fitzgibbon                 Accounting Officer

                    *                        Director                            October 1, 1996
 ..........................................
            Clyde B. Anderson

                    *                        Director                            October 1, 1996
 ..........................................
         Thomas A. Saunders, III

                    *                        Director                            October 1, 1996
 ..........................................
         F. Barron Fletcher, III

                    *                        Director                            October 1, 1996
 ..........................................
              John F. Megrue

                    *                        Director                            October 1, 1996
 ..........................................
            Barry H. Feinberg


*By /s/ SUSAN H. FITZGIBBON
    ..................................
    Susan H. Fitzgibbon
    Attorney-in-fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            ON SUPPLEMENTAL SCHEDULE

To Hibbett Sporting Goods, Inc.:

    We have audited in accordance with generally accepted auditing standards, the financial statements of HIBBETT SPORTING GOODS, INC. (an Alabama corporation) AND SUBSIDIARIES, included in this registration statement and have issued our report dated April 2, 1996 (except with respect to the matter discussed in Note 10 as to which the date is September 13, 1996). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II included in Part II of the registration statement is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Birmingham, Alabama
April 2, 1996

                          HIBBETT SPORTING GOODS, INC.
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                                                        TWENTY-SIX WEEK
                                                  FISCAL YEAR ENDED                      PERIOD ENDED
                                      -----------------------------------------      ---------------------
                                      JANUARY 29,    JANUARY 28,    FEBRUARY 3,      JULY 29,    AUGUST 3,
                                         1994           1995           1996            1995        1996
                                      -----------    -----------    -----------      --------    ---------
                                                                                          (UNAUDITED)
Balance of allowance for doubtful
accounts at beginning of period....     $13,000        $19,000       $  61,000       $ 61,000    $  86,000
Charged to costs and expenses......      14,000         43,000          62,000          9,000       24,000
Write-offs net of recoveries.......      (8,000)        (1,000)        (37,000)       (16,000)      (5,000)
                                      -----------    -----------    -----------      --------    ---------
Balance of allowance for doubtful
accounts at end of period..........     $19,000        $61,000       $  86,000       $ 54,000    $ 105,000
                                      -----------    -----------    -----------      --------    ---------
                                      -----------    -----------    -----------      --------    ---------

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                                       DESCRIPTION
--------                                      -----------
1**        Form of Underwriting Agreement
3.1**      Articles of Incorporation of the Registrant, as amended
3.2**      Bylaws of the Registrant, as amended
3.3**      Form of Certificate of Incorporation of the Registrant
3.4**      Form of Bylaws of the Registrant
4.1**      Form of Share Certificate
5.1        Opinion of Davis Polk & Wardwell
10.1.1**   Loan and Security Agreement dated as of November 1, 1995 between the Registrant,
           Hibbett Team Sales, Inc. and Heller Financial, Inc. (the "Heller Loan Agreement")
10.1.2**   Letter from Heller Financial, Inc. to the Registrant dated February 12, 1996 re:
           certain waivers from the Heller Loan Agreement
10.1.3**   Waiver by Heller Financial, Inc. dated September 13, 1996
10.2.1**   Stockholders Agreement dated as of November 1, 1995 among The SK Equity Fund,
           L.P., SK Investment Fund, L.P., the Registrant and certain stockholders of the
           Registrant named therein (the "Stockholders Agreement")
10.2.2**   Amendment No. 1 to the Stockholders Agreement dated as of June 28, 1996
10.2.3**   Form of Amendment No. 2 to the Stockholders Agreement
10.3**     Advisory Agreement dated November 1, 1995 between the Registrant and Saunders,
           Karp & Co., L.P.
10.4**     Employment and Post-Employment Agreement dated as of November 1, 1995 between the
           Registrant and Michael J. Newsome
10.5**     Letter from the Registrant to Michael J. Newsome dated November 1, 1995 re:
           Incentive Compensation Arrangements
10.6**     Non-competition Agreement dated November 1, 1995 among Charles C. Anderson, Joel
           R. Anderson, Clyde B. Anderson, the Registrant, The SK Equity Fund, L.P.
           and SK Investment Fund, L.P.
10.7**     The Registrant's Stock Option Plan (as amended)
10.8**     The Registrant's 1996 Stock Option Plan ("1996 Plan") (as amended)
10.9.1**   Lease Agreement dated as of February 12, 1996 between QRS 12-14 (AL), Inc. and
           Sports Wholesale, Inc. (the "Lease Agreement")
10.9.2**   Landlord's Waiver and Consent re: Lease Agreement dated February 12, 1996 by
           QRS 12-14 (AL), Inc.
10.10**    The Registrant's Employee Stock Purchase Plan
10.11**    The Registrant's Outside Director Stock Plan
10.12**    Letter from the Registrant to Clyde B. Anderson dated September 13, 1996 re:
           Consulting Agreement
11**       Statement of Computation of Net Income Per Share
21**       List of Registrant's Subsidiaries
23.1       Consent of Arthur Andersen LLP
23.2       Consent of Davis Polk & Wardwell (included in Exhibit 5.1 to this Registration
           Statement)
27**       Financial Data Schedule
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** Previously filed exhibits are marked by (**).